                                                                    EXHIBIT 2.1





                            AGREEMENT AND PLAN OF MERGER

                             DATED AS OF AUGUST 9, 1998

                                       AMONG

                           HARRAH'S ENTERTAINMENT, INC.,

                             HEI ACQUISITION CORP. III

                                        AND

                              RIO HOTEL & CASINO, INC.


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                                 TABLE OF CONTENTS


                                                                           Page
ARTICLE I.  THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

     Section 1.1. The Merger . . . . . . . . . . . . . . . . . . . . . . . . 1
     Section 1.2. Effective Time of the Merger . . . . . . . . . . . . . . . 2
     Section 1.3. Closing. . . . . . . . . . . . . . . . . . . . . . . . . . 2
     Section 1.4. Effect of the Merger . . . . . . . . . . . . . . . . . . . 2
     Section 1.5. Articles of Incorporation and Bylaws of the
                  Surviving Corporation. . . . . . . . . . . . . . . . . . . 2
     Section 1.6. Directors and Officers of the Surviving Corporation. . . . 2

ARTICLE II.  EFFECT OF THE MERGER ON SECURITIES OF THE
             CONSTITUENT CORPORATIONS. . . . . . . . . . . . . . . . . . . . 3

     Section 2.1. Conversion of Securities . . . . . . . . . . . . . . . . . 3
     Section 2.2. Exchange of Certificates.. . . . . . . . . . . . . . . . . 4
     Section 2.3. Rio Options. . . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF RIO. . . . . . . . . . . . . 7

     Section 3.1. Organization of Rio and its Subsidiaries . . . . . . . . . 7
     Section 3.2. Capitalization.. . . . . . . . . . . . . . . . . . . . . . 8
     Section 3.3. Authority; No Conflict; Required Filings and Consents. . . 9
     Section 3.4. Public Filings; Financial Statements.. . . . . . . . . . .10
     Section 3.5. No Undisclosed Liabilities . . . . . . . . . . . . . . . .11
     Section 3.6. Absence of Certain Changes or Events . . . . . . . . . . .11
     Section 3.7. Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .12
     Section 3.8. Real Property. . . . . . . . . . . . . . . . . . . . . . .14
     Section 3.9. Title to Personal Property; Liens. . . . . . . . . . . . .18
     Section 3.10. Intellectual Property . . . . . . . . . . . . . . . . . .18
     Section 3.11. Agreements, Contracts and Commitments.. . . . . . . . . .19
     Section 3.12. Litigation. . . . . . . . . . . . . . . . . . . . . . . .19
     Section 3.13. Environmental Matters . . . . . . . . . . . . . . . . . .20
     Section 3.14. Employee Benefit Plans. . . . . . . . . . . . . . . . . .20
     Section 3.15. Compliance. . . . . . . . . . . . . . . . . . . . . . . .23
     Section 3.16. Accounting and Tax Matters. . . . . . . . . . . . . . . .24
     Section 3.17. Joint Proxy Statement/Prospectus; Registration
                   Statement . . . . . . . . . . . . . . . . . . . . . . . .24
     Section 3.18. Labor Matters . . . . . . . . . . . . . . . . . . . . . .25
     Section 3.19. Insurance . . . . . . . . . . . . . . . . . . . . . . . .25
     Section 3.20. Opinion of Financial Advisor. . . . . . . . . . . . . . .25
     Section 3.21. No Existing Discussions . . . . . . . . . . . . . . . . .25
     Section 3.22. Nevada Takeover Statute . . . . . . . . . . . . . . . . .25
     Section 3.23. Brokers . . . . . . . . . . . . . . . . . . . . . . . . .26
     Section 3.24. Transactions With Affiliates. . . . . . . . . . . . . . .26
     Section 3.25. Year 2000 . . . . . . . . . . . . . . . . . . . . . . . .26

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ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF HARRAH'S AND MERGER SUB . . .26

     Section 4.1. Organization . . . . . . . . . . . . . . . . . . . . . . .26
     Section 4.2. Capitalization . . . . . . . . . . . . . . . . . . . . . .27
     Section 4.3. Authority; No Conflict; Required Filings and
                  Consents.. . . . . . . . . . . . . . . . . . . . . . . . .28
     Section 4.4. Public Filings; Financial Statements.. . . . . . . . . . .29
     Section 4.5. No Undisclosed Liabilities . . . . . . . . . . . . . . . .29
     Section 4.6. Litigation . . . . . . . . . . . . . . . . . . . . . . . .30
     Section 4.7. Environmental Matters. . . . . . . . . . . . . . . . . . .30
     Section 4.8. Labor Matters. . . . . . . . . . . . . . . . . . . . . . .30
     Section 4.9. Insurance. . . . . . . . . . . . . . . . . . . . . . . . .31
     Section 4.10. Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .31
     Section 4.11. Compliance with ERISA . . . . . . . . . . . . . . . . . .31
     Section 4.12. Intellectual Property . . . . . . . . . . . . . . . . . .32
     Section 4.13. Absence of Certain Changes or Events. . . . . . . . . . .32
     Section 4.14. Compliance. . . . . . . . . . . . . . . . . . . . . . . .33
     Section 4.15. Accounting and Tax Matters. . . . . . . . . . . . . . . .34
     Section 4.16. Joint Proxy Statement/Prospectus; Registration Statement.34
     Section 4.17. Brokers . . . . . . . . . . . . . . . . . . . . . . . . .35
     Section 4.18. No Operations of Merger Sub . . . . . . . . . . . . . . .35
     Section 4.19. Title to Property . . . . . . . . . . . . . . . . . . . .35
     Section 4.20. Agreements, Contracts and Commitments.. . . . . . . . . .35
     Section 4.21. Information Regarding HJC . . . . . . . . . . . . . . . .36
     Section 4.22. Opinion of Financial Advisor. . . . . . . . . . . . . . .36

ARTICLE V.  COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .36

     Section 5.1. Conduct of Business of Rio . . . . . . . . . . . . . . . .36
     Section 5.2. Conduct of Business of Harrah's and Merger Sub . . . . . .39
     Section 5.3. Cooperation; Notice; Cure. . . . . . . . . . . . . . . . .41
     Section 5.4. No Solicitation. . . . . . . . . . . . . . . . . . . . . .41
     Section 5.5. Joint Proxy Statement/Prospectus; Registration Statement..43
     Section 5.6. Stockholders' Meetings . . . . . . . . . . . . . . . . . .44
     Section 5.7. Access to Information. . . . . . . . . . . . . . . . . . .44
     Section 5.8. Governmental Approvals.. . . . . . . . . . . . . . . . . .45
     Section 5.9. Publicity. . . . . . . . . . . . . . . . . . . . . . . . .46
     Section 5.10. Indemnification.. . . . . . . . . . . . . . . . . . . . .46
     Section 5.11. Employee Benefits.. . . . . . . . . . . . . . . . . . . .47
     Section 5.12. Affiliate Agreements. . . . . . . . . . . . . . . . . . .48
     Section 5.13.  Pooling Accounting . . . . . . . . . . . . . . . . . . .48
     Section 5.14. Tax Treatment of Reorganization.. . . . . . . . . . . . .48
     Section 5.15. Further Assurances and Actions. . . . . . . . . . . . . .49
     Section 5.16.  Stock Exchange Listing . . . . . . . . . . . . . . . . .49
     Section 5.17. Letter of Rio's Accountants . . . . . . . . . . . . . . .49
     Section 5.18. Letter of Harrah's Accountants. . . . . . . . . . . . . .50
     Section 5.19. Appointment of Harrah's Director. . . . . . . . . . . . .50

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     Section 5.20. Title Insurance . . . . . . . . . . . . . . . . . . . . .50

ARTICLE VI.  CONDITIONS TO MERGER. . . . . . . . . . . . . . . . . . . . . .50

     Section 6.1. Conditions to Each Party's Obligation to
                  Effect the Merger. . . . . . . . . . . . . . . . . . . . .50
     Section 6.2. Additional Conditions to Obligations of Rio. . . . . . . .51
     Section 6.3. Additional Conditions to Obligations of Harrah's . . . . .52

ARTICLE VII.  TERMINATION AND AMENDMENT. . . . . . . . . . . . . . . . . . .53

     Section 7.1. Termination. . . . . . . . . . . . . . . . . . . . . . . .53
     Section 7.2. Effect of Termination. . . . . . . . . . . . . . . . . . .54
     Section 7.3. Fees and Expenses. . . . . . . . . . . . . . . . . . . . .54
     Section 7.4. Amendment. . . . . . . . . . . . . . . . . . . . . . . . .56
     Section 7.5. Extension; Waiver. . . . . . . . . . . . . . . . . . . . .56

ARTICLE VIII.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . .57

     Section 8.1. Nonsurvival of Representations, Warranties,
                  Covenants and Agreements . . . . . . . . . . . . . . . . .57
     Section 8.2. Notices. . . . . . . . . . . . . . . . . . . . . . . . . .57
     Section 8.3. Interpretation . . . . . . . . . . . . . . . . . . . . . .58
     Section 8.4. Counterparts . . . . . . . . . . . . . . . . . . . . . . .58
     Section 8.5. Entire Agreement; No Third Party Beneficiaries . . . . . .58
     Section 8.6. Governing Law. . . . . . . . . . . . . . . . . . . . . . .58
     Section 8.7. Assignment . . . . . . . . . . . . . . . . . . . . . . . .58
     Section 8.8. Severability; Enforcement. . . . . . . . . . . . . . . . .59
     Section 8.9. Specific Performance . . . . . . . . . . . . . . . . . . .59


EXHIBITS

     EXHIBIT A           FORM OF STOCKHOLDER SUPPORT AGREEMENT
     EXHIBIT B           FORM OF AFFILIATE LETTER
     EXHIBIT C           TITLE INSURANCE
     EXHIBIT D           RIO REPRESENTATION LETTER
     EXHIBIT E           HARRAH'S REPRESENTATION LETTER

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                             TABLE OF DEFINED TERMS



TERMS                                             CROSS REFERENCE
                                                  IN AGREEMENT

Acquisition Agreement                             Section 5.4(c)
Acquisition Proposal                              Section 5.4(a)
Affiliate                                         Section 5.12(a)
Affiliate Agreement                               Section 5.12(a)
Agreement                                         Preamble
Articles of Merger                                Section 1.2
Assemblage Parcels                                Section 3.8(k)
Average Harrah's Common Stock Price               Section 2.1(f)
Benefit Arrangement                               Section 3.14(a)(i)
Certificate                                       Section 2.1(f)
Closing                                           Section 1.3
Closing Date                                      Section 1.3
Code                                              Preamble
Confidentiality Agreements                        Section 5.4(a)
Development Parcel                                Section 3.8(k)
Effective Time                                    Section 1.2
Employee Plans                                    Section 3.14(a)(iii)
Environmental Claim                               Section 3.13
Environmental Condition                           Section 3.13
Environmental Laws                                Section 3.13
ERISA                                             Section 3.14(a)(iv)
ERISA Affiliate                                   Section 3.14(a)(v)
Exchange Act                                      Section 2.3
Exchange Agent                                    Section 2.2(a)
Exchange Fund                                     Section 2.2(a)
Exchange Ratio                                    Section 2.1(a)
GAAP                                              Section 3.4(b)
Governmental Approvals                            Section 5.8(a)
Governmental Entity                               Section 3.3(c)
Harrah's                                          Preamble
Harrah's Alternative Transaction                  Section 7.3(c)
Harrah's Balance Sheet                            Section 4.4(b)
Harrah's Common Stock                             Section 2.1(a)
Harrah's Disclosure Schedule                      Article IV
Harrah's Material Adverse Effect                  Section 4.1
Harrah's Options                                  Section 4.2(a)
Harrah's Permits                                  Section 4.14(a)
Harrah's Preferred Stock                          Section 4.2(a)
Harrah's Reporting Subsidiaries                   Section 4.4(a)
Harrah's SEC Reports                              Section 4.4(a)

TERMS                                             CROSS REFERENCE
                                                  IN AGREEMENT

Harrah's Special Stock                            Section 4.2(a)
Harrah's Stock Option Plans                       Section 4.2(b)
Harrah's Stock Plans                              Section 4.2(a)
Harrah's Stockholders' Meeting                    Section 3.17
HSR Act                                           Section 3.3(c)
Hazardous Materials                               Section 3.13
Indebtedness                                      Section 3.11(a)
Indemnified Parties                               Section 5.10(a)
IRS                                               Section 3.7(c)
Joint Proxy Statement/Prospectus                  Section 3.17
Lease and Operational Documents                   Section 3.8(c)
Merger                                            Preamble
Merger Consideration                              Section 2.2(b)
Merger Sub                                        Preamble
Merger Sub Common Stock                           Section 4.2(c)
Multiemployer Plan                                Section 3.14(a)(vi)
Notifying Party                                   Section 5.8(a)
NRS                                               Section 1.1
NYSE                                              Section 2.1(f)
Pension Plan                                      Section 3.14(a)(vii)
Phase VI Expansion Plan                           Section 3.8(k)
Phase VI Land                                     Section 3.8(k)
Registration Statement                            Section 3.17
Representation Letters                            Section 5.14
Rio                                               Preamble
Rio Alternative Transaction                       Section 7.3(c)
Rio Balance Sheet                                 Section 3.4(b)
Rio Class II Preferred Stock                      Section 3.2(a)
Rio Common Stock                                  Section 2.1(a)
Rio Disclosure Schedule                           Article III
Rio Gaming Laws                                   Section 3.15(b)
Rio Hotel & Casino, Inc.                          Section 1.5
Rio Leased Property                               Section 3.8(a)
Rio Material Adverse Effect                       Section 3.1
Rio Material Contracts                            Section 3.11(a)
Rio Option Property                               Section 3.8(a)
Rio Options                                       Section 2.3
Rio Owned Property                                Section 3.8(a)
Rio Permits                                       Section 3.15(a)
Rio Preferred Stock                               Section 3.2(a)
Rio Real Property                                 Section 3.8(a)
Rio SEC Reports                                   Section 3.4(a)
Rio Stock Option Plans                            Section 2.3
Rio Stockholders' Meeting                         Section 3.17

TERMS                                             CROSS REFERENCE
                                                  IN AGREEMENT

Rule 145                                          Section 5.12
SEC                                               Section 3.3(c)
Securities Act                                    Section 3.3(c)
Series A Special Stock                            Section 4.2(a)
Stockholder Support Agreements                    Preamble
Subsidiary                                        Section 3.1
Superior Proposal                                 Section 5.4(a)
Surviving Corporation                             Section 1.1
Tax Return                                        Section 3.7(c)
Taxes                                             Section 3.7(c)
Third Party                                       Section 5.4(a)
Voting Debt                                       Section 3.2(b)
Welfare Plan                                      Section 3.14(a)(viii)

                            AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of August 9, 1998, by and among HARRAH'S ENTERTAINMENT, INC., a Delaware corporation ("HARRAH'S"), HARRAH'S ACQUISITION CORP. III, a Nevada corporation and a direct wholly-owned subsidiary of Harrah's ("MERGER SUB"), and RIO HOTEL & CASINO, INC., a Nevada corporation ("RIO").

     WHEREAS, the Board of Directors of Rio has determined that the merger of Merger Sub with and into Rio, upon the terms and subject to the conditions set forth in this Agreement (the "MERGER"), is fair to, and in the best interests of, Rio and its stockholders;

     WHEREAS, the Boards of Directors of Harrah's and Merger Sub have determined that the Merger is in the best interests of Harrah's and Merger Sub and their respective stockholders;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE");

     WHEREAS, the Boards of Directors of Harrah's, Merger Sub and Rio have each approved and adopted this agreement and approved the Merger and the other transactions contemplated hereby.

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of Harrah's and Merger Sub's willingness to enter into this Agreement, certain stockholders of Rio have entered into Stockholder Support Agreements with Harrah's dated as of the date of this Agreement in the form attached hereto as Exhibit A (the "STOCKHOLDER SUPPORT AGREEMENTS"), pursuant to which such stockholders have agreed, among other things, to vote all voting securities of Rio beneficially owned by them in favor of approval and adoption of the Agreement and the Merger;

     WHEREAS, for accounting purposes, it is intended that the transactions contemplated by this Agreement shall be accounted for as a pooling of interests;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                     ARTICLE I.

                                     THE MERGER

     SECTION 1.1. THE MERGER. Upon the terms and subject to the provisions of this Agreement and in accordance with Chapter 92A of the Nevada Revised Statutes (the "NRS"), at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into Rio. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Rio shall continue as the surviving corporation (the "SURVIVING CORPORATION").

     SECTION 1.2. EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement (including Section 7.1 hereof), articles of merger with respect to the Merger in such form as is required by NRS Section 92A.200 (the "ARTICLES OF MERGER") shall be duly prepared, executed and acknowledged and thereafter delivered to the Secretary of State of the State of Nevada for filing, as provided in the NRS, as early as practicable on the Closing Date (as defined in Section 1.3). The Merger shall become effective at the later of the date of filing of the Articles of Merger or at such time within 90 days of the date of filing as is specified in the Articles of Merger (the "EFFECTIVE TIME").

     SECTION 1.3. CLOSING. The closing of the Merger (the "CLOSING") will take place at such time and place to be agreed upon by the parties hereto, on a date to be specified by Harrah's and Rio, which shall be no later than the third business day after satisfaction or, if permissible, waiver of the conditions set forth in Article VI (the "CLOSING DATE"), unless another date is agreed to by Harrah's and Rio.

     SECTION 1.4. EFFECT OF THE MERGER. Upon becoming effective, the Merger shall have the effects set forth in the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of Merger Sub and Rio shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and Rio shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.5. ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION. At the Effective Time, the Articles of Incorporation and Bylaws of the Surviving Corporation shall be amended to be identical to the Articles of Incorporation and Bylaws, respectively, of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be "RIO HOTEL & CASINO, INC."), in each case until duly amended in accordance with applicable law.

     SECTION 1.6. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, PROVIDED that, at Harrah's option, the board of directors may include the existing non-employee directors of Rio for a term not to exceed 90 days following the Effective Time. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

                                    ARTICLE II.

         EFFECT OF THE MERGER ON SECURITIES OF THE CONSTITUENT CORPORATIONS

     SECTION 2.1. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or the holders of any of the following:

       (a) RIO COMMON STOCK. Each share of common stock, par value $0.01 per share, of Rio ("RIO COMMON STOCK") issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted, subject to Section 2.1(e) and 2.1(f), into the right to receive one (the "EXCHANGE RATIO") validly issued, fully paid and non-assessable share of common stock, par value $0.10 per share, of Harrah's ("HARRAH'S COMMON STOCK"). All shares of Rio Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any ownership or other rights with respect thereto, except the right to receive the Merger Consideration, as defined in Section 2.2(b), in exchange for such shares upon the surrender of such certificate in accordance with Section 2.2.

       (b) CANCELLATION OF TREASURY STOCK AND HARRAH'S-OWNED STOCK. All shares of Rio Common Stock that are owned by Rio as treasury stock and any shares of Rio Common Stock owned by Harrah's or any wholly-owned Subsidiary (as defined in Section 3.1) of Harrah's shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

       (c) CAPITAL STOCK OF MERGER SUB. Each issued and outstanding share of the common stock, par value $.01 per share, of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

       (d) RIO DEBT SECURITIES. All notes and other debt instruments of Rio that are outstanding at the Effective Time shall continue to be outstanding subsequent to the Effective Time as debt instruments of the Surviving Corporation, subject to their respective terms and provisions.

       (e) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Harrah's Common Stock or Rio Common Stock, as applicable), reorganization, recapitalization or any other like change with respect to Harrah's Common Stock or Rio Common Stock occurring after the date hereof and prior to the Effective Time. References to the Exchange Ratio elsewhere in this Agreement shall be deemed to refer to the Exchange Ratio as it may have been adjusted pursuant to this Section 2.1(e).

       (f) FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Harrah's Common Stock shall be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Harrah's.

In lieu of any such fractional shares, each holder of Rio Common Stock upon surrender of a certificate (a "CERTIFICATE") for exchange shall be paid an amount in cash (without interest), rounded up to the nearest cent, determined by multiplying (i) the average closing price of Harrah's Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Tape for the ten consecutive trading days immediately preceding the second business day prior to the Effective Time (the "AVERAGE HARRAH'S COMMON STOCK PRICE") by (ii) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Rio Common Stock then held of record by such holder).

     SECTION 2.2.   EXCHANGE OF CERTIFICATES.

       (a) EXCHANGE AGENT. At or prior to the Effective Time, Harrah's shall deposit with a bank or trust company designated by Harrah's and reasonably acceptable to Rio (the "EXCHANGE AGENT"), for the benefit of the holders of shares of Rio Common Stock outstanding immediately prior to the Effective Time, for exchange in accordance with this Section 2.2, through the Exchange Agent,
(i) certificates evidencing the shares of Harrah's Common Stock issuable pursuant to Section 2.1(a) in exchange for outstanding shares of Rio Common Stock and (ii) cash in an aggregate amount sufficient to pay for fractional shares pursuant to Section 2.1(f) (the shares and cash so deposited, together with any dividends or distributions with respect to such shares of Harrah's Common Stock payable after the Effective Time which also shall be deposited with the Exchange Agent, being hereinafter referred to collectively as the "EXCHANGE FUND"). Any interest, dividends or other income earned on the investment of cash or other property held in the Exchange Fund shall be for the account of and payable to Harrah's.

       (b) EXCHANGE PROCEDURES. Promptly after the Effective Time, Harrah's will instruct the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Harrah's may reasonably specify), and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing shares of Harrah's Common Stock (plus cash in lieu of fractional shares, if any, of Harrah's Common Stock as provided in
Section 2.1(f)). Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor
(A) certificates evidencing that number of whole shares of Harrah's Common Stock which such holder has the right to receive in accordance with the Exchange Ratio in respect of the shares of Rio Common Stock formerly evidenced by such Certificate, (B) any dividends or distributions to which such holder is entitled pursuant to Section 2.2(c), and (C) cash in respect of fractional shares as provided in Section 2.1(f) (such shares of Harrah's Common Stock, dividends, distributions, and cash, collectively, the "MERGER CONSIDERATION"), and the Certificate so registered shall forthwith be canceled. In the event of a transfer of ownership of shares of Rio Common Stock which is not registered in the transfer records of Rio as of the Effective Time, the Merger Consideration may be issued and paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of Rio Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 2.2(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Rio Common Stock will be deemed from and after the Effective Time for all corporate purposes (other than the payment of dividends and subject to Section 2.1(f)) to evidence the ownership of the number of full shares of Harrah's Common Stock into which such shares of Rio Common Stock shall have been so converted.

       (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES OF HARRAH'S COMMON STOCK. No dividends or other distributions declared or made after the Effective Time with respect to shares of Harrah's Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to shares of Harrah's Common Stock they are entitled to receive until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Harrah's Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Harrah's Common Stock.

       (d) TRANSFERS OF OWNERSHIP. At the Effective time, the stock transfer books of Rio shall be closed, and there shall no further registration of transfers of Rio Common Stock thereafter on the records of Rio. If any certificate for shares of Harrah's Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Harrah's or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Harrah's shares in any name other than that of the registered holder of the certificate surrendered, or have established to the reasonable satisfaction of Harrah's or any agent designated by it that such tax has been paid or is not payable.

       (e) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the former stockholders of Rio as of the date which is twelve months after the Effective Time shall be delivered to Harrah's, upon demand, and thereafter such former stockholders of Rio who have not theretofore complied with this Section 2.2 shall be entitled to look only to Harrah's for payment of the Merger Consideration to which they are entitled pursuant hereto.

       (f) NO LIABILITY. None of Harrah's, Merger Sub, Rio or the Exchange Agent shall be liable to any holder of Rio Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

       (g) WITHHOLDING RIGHTS. Harrah's or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Certificates which prior to the Effective Time represented shares of Rio Common Stock such amounts as Harrah's or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign tax law. To the extent that amounts are so withheld by Harrah's or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Rio Common Stock in respect of which such deduction and withholding was made by Harrah's or the Exchange Agent.

       (h) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 2.2; PROVIDED, HOWEVER, that Harrah's may, in its discretion, and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Harrah's, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

       (i) AFFILIATES. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any Affiliate (as defined in Section 5.12) of Rio shall not be exchanged until the later of (i) the date Harrah's has received an Affiliate Agreement (as defined in Section 5.12) from such Affiliate or (ii) the date such shares of Harrah's Common Stock are transferable pursuant to the Affiliate Agreement regardless of whether such agreement was executed by the Affiliate.

     SECTION 2.3. RIO OPTIONS. Effective at the Effective Time, subject, if necessary, to obtaining the consent of the holder thereof, each unexpired and unexercised outstanding option, whether or not then vested or exercisable in accordance with its terms, to purchase shares of Rio Common Stock (the "RIO OPTIONS") previously granted by Rio or its Subsidiaries under Rio's 1991 Non-Statutory Stock Option Plan, as amended, 1991 Directors' Stock Option Plan, as amended, and 1995 Long-Term Incentive Plan, as amended (collectively, the "RIO STOCK OPTION PLANS"), shall be converted automatically into an option to acquire the number of shares of Harrah's Common Stock (a "SUBSTITUTE OPTION"), rounded down to the nearest whole share, determined by multiplying (i) the number of shares of Rio Common Stock subject to such Rio Option immediately prior to the Effective Time by (ii) the Exchange Ratio. The exercise price per share of Harrah's Common Stock subject to each Substitute Option shall be equal to the exercise price per share of Rio Common Stock subject to the relevant Rio Option divided by the Exchange Ratio and then rounded up to the nearest whole cent; PROVIDED, HOWEVER, that in the case of any Rio Option which is qualified as an incentive stock option under Section 422 of the Code, the conversion formula (both as to number of shares to be subject to the related Substitute Option and the exercise price of the related Substitute Option) shall be adjusted, if necessary, to comply with Section 424(a) of the Code. After the Effective Time, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable to the related Rio Option immediately prior to the Effective Time (including those terms which may have caused such Rio Option/Substitute Option to become exercisable in full in connection with the consummation of the transactions contemplated by this Agreement). As soon as practicable after the Effective Time, Harrah's shall deliver to the holders of the Substitute Options appropriate notice setting forth such holders' rights pursuant thereto. The conversion shall be effected in a manner consistent with allowing Harrah's to account for the Merger as a pooling of interests. Harrah's shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Harrah's Common Stock for delivery under the Rio Stock Option Plans, which shall be assumed in accordance with this Section 2.3. Within 30 days after the Effective Time, Harrah's shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Harrah's Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. Rio (or, if appropriate, any committee administering the Rio Stock Option Plans) shall use its best efforts, prior to or as of the Effective Time, to take all necessary actions, pursuant to and in accordance with the terms of the Rio Stock Option Plans and the instruments evidencing the Rio Options, to provide for the conversion of the Rio Options into options to acquire Harrah's Common Stock in accordance with this Section 2.3.
 Furthermore, Rio shall use its best efforts to obtain the consent of the holders of the Rio Options if required in connection with such conversion. The Board of Directors of Rio shall, prior to or as of the Effective Time, take appropriate action to approve the deemed cancellation of the Rio Options for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). Harrah's shall, prior to or as of the Effective Time, take appropriate action to approve the deemed grant of options to purchase Harrah's Common Stock under the Rio Options (as converted pursuant to this Section 2.3) for purposes of Section 16(b) of the Exchange Act.

                                    ARTICLE III.

                       REPRESENTATIONS AND WARRANTIES OF RIO

     Rio represents and warrants to Harrah's and Merger Sub that the statements contained in this Article III are true and correct except as set forth herein and in the disclosure schedule delivered by Rio to Harrah's and Merger Sub on or before the date of this Agreement (the "RIO DISCLOSURE SCHEDULE"). The Rio Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify other paragraphs in this Article III only to the extent that it is reasonable from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

     SECTION 3.1. ORGANIZATION OF RIO AND ITS SUBSIDIARIES. Each of Rio and its Subsidiaries (as defined below) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, partnership or limited liability company power and authority to carry on its business as now being conducted. Each of Rio and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, would not be reasonably likely to have a material adverse effect on the business or properties (including, without limitation, Rio's development plans contemplated by the Phase VI Expansion Plan (as defined) and Rio's development plans of the Phase VI Land (as defined)), financial condition or results of operations of Rio and its Subsidiaries, taken as a whole (a "RIO MATERIAL ADVERSE EFFECT"); PROVIDED, HOWEVER, that the effect of economic changes that are applicable to the gaming industry generally, or the Las Vegas gaming industry in particular, shall be excluded from the definition of "Rio Material Adverse Effect" and from any determination as to whether a Rio Material Adverse Effect has occurred or may occur with respect to Rio. Rio has delivered to Harrah's a true and correct copy of the Articles of Incorporation and Bylaws of Rio, in each case as amended to the date of this Agreement. Assuming compliance by Harrah's with all Rio Gaming Laws (as defined in Section 3.15(b)) (including obtaining all necessary consents and approvals), the respective organizational documents of Rio's Subsidiaries do not contain any provision that would limit or otherwise restrict the ability of Harrah's, following the Effective Time, from owning or operating such Subsidiaries on the same basis as Rio. Except as set forth in Rio SEC Reports (as defined in Section 3.4) filed prior to the date hereof or in Schedule 3.1 of the Rio Disclosure Schedule, neither Rio nor any of its Subsidiaries directly or indirectly owns (other than ownership interests in Rio or in one or more of its Subsidiaries) any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     SECTION 3.2.   CAPITALIZATION.

       (a) The authorized capital stock of Rio consists of 100,000,000 shares of Rio Common Stock, $0.01 par value per share, 12,500,000 shares of 8% Cumulative Convertible Preferred Stock, par value $0.01 per share ("RIO PREFERRED STOCK"), and 10,000,000 of Class II Preferred Stock , par value $0.01 per share ("RIO CLASS II PREFERRED STOCK"). As of the date hereof, (i) 24,788,433 shares of Rio Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Rio Common Stock were held in the treasury of Rio or by Subsidiaries of Rio, and
(iii) no shares of Rio Preferred Stock or Rio Class II Preferred Stock are issued and outstanding. Schedule 3.2(a) of the Rio Disclosure Schedule sets forth the number of shares of Rio Common Stock reserved for future issuance upon exercise of Rio Options granted and outstanding as of the date hereof and the Rio Stock Option Plans. Schedule 3.2(a) of the Rio Disclosure Schedule also sets forth, for each Rio Stock Option Plan, the dates on which Options under such plan were granted, the number of Options granted on each such date and the exercise price thereof. As of the date of this Agreement, Rio has not granted any stock appreciation rights or any other contractual rights (other than employment, bonus or other compensation arrangements which are set forth on Schedule 3.2(a) of the Rio Disclosure Schedule) the value of which is derived from the financial performance of Rio or the value of shares of Rio Common Stock. Except as disclosed in Schedule 3.2(a) of the Rio Disclosure Schedule or the Rio SEC Reports, there are no obligations, contingent or otherwise, of Rio or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Rio Common Stock or the capital stock or ownership interests of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations or indebtedness for borrowed money of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock (including shares which may be issued upon exercise of outstanding options) or other ownership interests of each of Rio's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in Schedule 3.2 of the Rio Disclosure Schedule or the Rio SEC Reports, all such shares and ownership interests are owned by Rio or another Subsidiary of Rio free and clear of all security interests, liens, claims, pledges, agreements, limitations on Rio's voting rights, charges or other encumbrances or restrictions on transfer of any nature.

       (b) There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) ("VOTING DEBT") of Rio or any of its Subsidiaries issued and outstanding. Except as set forth in Schedule 3.2(b) of the Rio Disclosure Schedule or the Rio SEC Reports or as reserved for future grants of options under the Rio Stock Option Plans as of the date hereof, (i) there are no shares of capital stock of any class of Rio, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding;
(ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Rio or any of its Subsidiaries is a party or by which it is bound obligating Rio or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other ownership interests (including Voting Debt) of Rio or any of its Subsidiaries or obligating Rio or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement; and (iii) there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Rio to which Rio or any of its Subsidiaries is a party. All shares of Rio Common Stock subject to issuance as specified in this Section 3.2(b) are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable.

     SECTION 3.3.   AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

       (a) Rio has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Rio have been duly authorized by all necessary corporate action on the part of Rio, subject only to the approval and adoption of this Agreement and the Merger by a majority of Rio's stockholders. This Agreement has been duly executed and delivered by Rio and assuming the due authorization, execution and delivery by Harrah's and Merger Sub, constitutes the valid and binding obligation of Rio, enforceable against it in accordance with its terms.

       (b) Other than as disclosed in Schedule 3.3(b) of the Rio Disclosure Schedule, the execution and delivery of this Agreement by Rio does not, and the consummation of the transactions contemplated hereby will not,
(i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or Bylaws of Rio or the comparable charter or organizational documents of any of its Subsidiaries, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Rio or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Rio or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) for any such conflicts, violations, defaults, terminations, breaches, cancellations, accelerations or requirements for consent or waiver not obtained which (x) are not, individually or in the aggregate, reasonably likely to have a Rio Material Adverse Effect or (y) would not impair or unreasonably delay the consummation of the Merger.

       (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission, gaming authority or other governmental authority or instrumentality ("GOVERNMENTAL ENTITY") is required by or with respect to Rio or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR ACT"),
(ii) the filing of the Articles of Merger with respect to the Merger with the Secretary of State of the State of Nevada, (iii) the filing of the Joint Proxy Statement/Prospectus and the Registration Statement (as such terms are defined in Section 5.4 below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act of 1933, as amended (the "SECURITIES ACT") and the Exchange Act, (iv) any approvals and filing of notices required under the Rio Gaming Laws (as defined in Section 3.15(b)),
(v) such consents, approvals, orders, authorizations, permits, filings or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages, (vi) such immaterial filings and consents as may be required under any environmental health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and (vii) such other filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any jurisdiction in which Rio or any of its Subsidiaries or its stockholders conducts any business or owns any assets the failure of which to obtain would not be reasonably likely to have a Rio Material Adverse Effect.

     SECTION 3.4.   PUBLIC FILINGS; FINANCIAL STATEMENTS.

       (a) Rio has filed and made available to Harrah's all forms, reports and documents required to be filed by Rio and the Rio Reporting Subsidiaries with the SEC since January 1, 1995 (collectively, the "RIO SEC REPORTS"). Except as disclosed in Schedule 3.4(a) of the Rio Disclosure Schedule, none of Rio's Subsidiaries is required to file forms, reports and documents with the SEC. The Rio SEC Reports (including any financial statements filed as a part thereof or incorporated by reference therein) (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not, at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Rio SEC Reports or necessary in order to make the statements in such Rio SEC Reports, in the light of the circumstances under which they were made, not misleading.

       (b) Each of the consolidated financial statements (including, in each case, any related notes) of Rio contained in the Rio SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as indicated in the Rio SEC Reports) and fairly presented the consolidated financial position of Rio and its consolidated Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which, with respect to interim periods since December 31,1997, were not or are not expected to be material in amount. The audited balance sheet of Rio as of December 31,1997 is referred to herein as the "RIO BALANCE SHEET."

     SECTION 3.5. NO UNDISCLOSED LIABILITIES. Except as disclosed in the Rio SEC Reports filed prior to the date of this Agreement or in Schedule 3.5 of the Rio Disclosure Schedule, and except for liabilities and obligations incurred since the date of the Rio Balance Sheet in the ordinary course of business consistent with past practices, Rio and its consolidated Subsidiaries do not have any indebtedness, obligations or liabilities of any kind, whether accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which would be reasonably likely to have a Rio Material Adverse Effect.

     SECTION 3.6. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Rio SEC Reports filed prior to the date of this Agreement or in Schedule 3.6 of the Rio Disclosure Schedule, since the date of the Rio Balance Sheet, Rio and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any event, development, state of affairs or condition, or series or combination of events, developments, states of affairs or conditions, which, individually or in the aggregate, has had or is reasonably likely to have a Rio Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Rio or any of its Subsidiaries which is reasonably likely to have a Rio Material Adverse Effect; (iii) any material change by Rio in its accounting methods, principles or practices of which Harrah's has not previously been informed; (iv) any revaluation by Rio of any of its assets which is reasonably likely to have a Rio Material Adverse Effect; (v) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of Rio or of any of its Subsidiaries, other than dividends paid by wholly owned Subsidiaries or any redemption, purchase or other acquisition by Rio or any of its Subsidiaries of any securities of Rio or any of its Subsidiaries; (vi) any split, combination or reclassification of any of Rio's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of Rio's capital stock;
(vii) any increase in or establishment of, or any liability (caused by a prior or existing violation of laws or regulations) under, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of Rio or any Subsidiary other than increases which would not be material, individually or in the aggregate, with respect to such officers or employees receiving such benefit or compensation (based on a comparison to benefits and compensation received in the year ended December 31,1997); (viii) any entry into, renewal, modification or extension of, any material contract, arrangement or agreement with any other party except for contracts, arrangements or agreements in the ordinary course of business or as contemplated by this Agreement; or (ix) any settlement of pending or threatened litigation involving Rio or any of its Subsidiaries (whether brought by a private party or a Governmental Entity) other than any settlement which is not reasonably likely to have a Rio Material Adverse Effect.

     SECTION 3.7.   TAXES.

       (a)     Except as set forth in Schedule 3.7(a) of the Rio Disclosure
Schedule:

            (i) Each of Rio and its Subsidiaries (and any affiliated group (within the meaning of Section 1504 of the Code)) of which Rio or any of its Subsidiaries is now or ever has been a member) has timely filed with the appropriate taxing authorities all federal and other material Tax Returns (as defined in Section 3.7(c)) required to be filed through the date hereof and will timely file any such returns required to be filed on or prior to the Closing Date. All such Tax Returns were (and, to the extent they will be filed prior to the Effective Time, will be) complete and accurate in all material respects. None of Rio, its Subsidiaries, nor any affiliated group (within the meaning of Section 1504 of the Code) of which Rio or any of its Subsidiaries is now or was a member, has pending any request for an extension of time within which to file federal income Tax Returns. Rio has provided to Harrah's and Merger Sub complete and accurate (in all material respects) copies of Rio's federal income Tax Returns for the taxable years ended December 31, 1992 through December 31, 1997.

            (ii) All Taxes (as defined in Section 3.7(c)) in respect of periods beginning before the Closing Date have been paid or will be timely paid, or an adequate reserve has been or will be established therefor in accordance with GAAP, by each of Rio and its Subsidiaries subject only to such exceptions as would not be reasonably likely to have, individually or in the aggregate, a Rio Material Adverse Effect.

            (iii) Rio and each its Subsidiaries have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws subject to such exceptions as would not be reasonably likely to have, individually or in the aggregate, a Rio Material Adverse Effect.

            (iv) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Rio or any of its Subsidiaries, subject to such exceptions as would not be reasonably likely to have, individually or in the aggregate, a Rio Material Adverse Effect. Neither Rio nor any of its Subsidiaries has received a written notice or announcement of any material audits or proceedings. No requests for waivers of time to assess any Taxes are pending, none of Rio or any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open taxable year. The statutes of limitations for the federal income Tax Returns of Rio and each of its Subsidiaries have expired for all taxable years ended on or prior to December 31, 1991.

            (v) Neither the IRS nor any other taxing authority (whether domestic or foreign) has asserted in writing, or to the best knowledge of Rio, is threatening in writing to assert, (a) against Rio or any of its Subsidiaries any deficiency or claim for Taxes in excess of the reserves established therefor or (b) that Rio or any of its Subsidiaries should have, but did not, file a Tax Return in a particular jurisdiction where Rio or any such Subsidiary do not regularly file

Tax Returns, except as which would not be reasonably likely to have a Rio Material Adverse Effect.

       (b)     Except as set forth in Schedule 3.7(b) of Rio Disclosure
Schedule:

            (i) There are no liens for Taxes upon any property or assets of Rio or any Subsidiary thereof, except for liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings as set forth in Schedule 3.7(a) of Rio Disclosure Schedule and as to which adequate reserves have been established in accordance with GAAP except as which would not be reasonably likely to have, individually or in the aggregate, a Rio Material Adverse Effect.

            (ii) Neither Rio nor any of its Subsidiaries is or has been a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) for any taxable period beginning on or after January 1, 1992, other than a group the common parent of which is or was Rio or any Subsidiary of Rio.

            (iii) Neither Rio nor any of its Subsidiaries has (a) any obligation under any Tax sharing agreement or similar arrangement with any other person with respect to Taxes of any other person or (b) except as which would not be reasonably likely to have, individually or in the aggregate, a Rio Material Adverse Effect, entered into a closing agreement or other similar agreement related to Taxes with any taxing authority for any open or future taxable year.

            (iv) Neither Rio nor any of its Subsidiaries has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Rio or any of its Subsidiaries;

            (v) To the best knowledge of Rio, no member of the Rio affiliated group (as defined in Section 1504 of the Code) has recognized any gain in connection with any intercompany transaction that has been deferred for federal income tax purposes, except for such gains as have been taken into account on Tax Returns filed prior to the date hereof in accordance with Treas. Reg. Section 1.1502-13, except as which would not be reasonably likely to have, individually or in the aggregate, a Rio Material Adverse Effect.

            (vi) Rio has no stockholder who has held more than 5% of any class of Rio stock within the last five years for whom such stock would be treated as a "United States real property interest" within the meaning of
Section 897(c) of the Code.

            (vii) Neither Rio nor any of its Subsidiaries has agreed to, or is required to make, any adjustments under Section 481 of the Code for any open or future taxable year, except as which would not be reasonably likely to have, individually or in the aggregate, a Rio Material Adverse Effect.

       (c) "TAXES" shall mean any and all taxes, charges, fees, levies, duties, liabilities, impositions or other assessments, including, without limitation, income, gross receipts, profits, alternative or add-on minimum, excise, real (due and payable) or personal property, environmental, recapture, sales, use, value-added, withholding, social security, estimated retirement, employment, unemployment, disability, occupation, service, registration, license, customs duties, net worth, payroll, franchise, gains, stock, stamp, transfer and recording taxes, fees and charges, imposed by the Internal Revenue Service ("IRS") or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "TAX RETURN" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, any amendments of any such tax or information returns and any schedules, exhibits or other documents with respect to or accompanying any such tax or information returns or any payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration or other information.

       (d) For purposes of this Section 3.7, the phrase "Rio Material Adverse Effect" shall include any tax liability or group of tax liabilities exceeding $1,000,000 for any taxable year or $5,000,000 for all open taxable years.

     SECTION 3.8.   REAL PROPERTY.

       (a) Schedule 3.8(a) of the Rio Disclosure Schedule identifies all real property owned by Rio and its Subsidiaries (the "RIO OWNED PROPERTY"), all real property for which Rio and its Subsidiaries have an option to purchase or right of first refusal (the "RIO OPTION PROPERTY"), all real property for which Rio and its Subsidiaries have equitable interests as contract purchasers under executed purchase and sale agreements (the "RIO CONTRACT PROPERTY"), all real property for which Rio and its Subsidiaries have equitable interests as profit participants in the proceeds from any disposition thereof ("RIO PROFIT PARTICIPATION PROPERTY") and all real property leased or operated by Rio and its Subsidiaries (the "RIO LEASED PROPERTY"). The Rio Owned Property, the Rio Option Property, the Rio Contract Property, the Rio Profit Participation Property and the Rio Leased Property is referred to herein collectively as the "RIO REAL PROPERTY." For purposes of this Agreement, "RIO SPACE LEASES" means the leases identified as such on Schedule 3.8(a) of the Rio Disclosure Schedule. For purposes of this Agreement, "RIO PERMITTED LIENS" means (a) mechanic's carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business for sums not yet due and payable and such liens as are being contested by Rio or its Subsidiaries in good faith, provided such liens do not individually or in the aggregate have a Rio Material Adverse Effect, (b) liens arising or resulting from any action taken by Harrah's, (c) liens for current taxes not yet due and payable, (d) any covenants, conditions, restrictions, reservations, rights, liens, easements, encumbrances, encroachments and other matters affecting title which do not individually or in the aggregate have a Rio Material Adverse Effect, (e) the Lease and Operational Documents (as defined in Section 3.8(c) below) and (f) matters permitted pursuant to Section 5.1 hereof.

       (b) Rio and its Subsidiaries have good, valid, legal and marketable fee simple title to the Rio Owned Property, and a valid leasehold interest in the Rio Leased Property, sufficient to allow each of Rio and its Subsidiaries to conduct, and to continue to conduct, its business as and where currently conducted. The interests of Rio and its Subsidiaries in the Rio Controlled Real Property (as defined in Section 3.8(c) below), and to the best knowledge of Rio, the interests of Rio and its Subsidiaries in the Rio Real Property which is not Rio Controlled Real Property, are free and clear of any and all liens, encumbrances, restrictions, leases, options to purchase, options to lease, conditions, covenants, assessments, defects, claims or exceptions, except for the exceptions described in Schedule 3.8(b) of the Rio Disclosure Schedule and the Rio Permitted Liens. Prior to the date hereof, Rio has delivered to Harrah's true and correct copies of all title reports and policies and surveys currently in Rio's possession for each respective parcel of Rio Real Property, each of which title reports, title policies and surveys is listed for each parcel of Rio Real Property in
Schedule 3.8(b) of the Rio Disclosure Schedule. Schedule 3.8(b) of the Rio Disclosure Schedule sets forth the date of each such title report, title policy and survey.

       (c) Part I of Schedule 3.8(c) of the Rio Disclosure Schedule lists all of the material documents under which the Rio Owned Property and the Rio Leased Property is owned, developed, constructed, leased, operated, managed or licensed (the "LEASE AND OPERATIONAL DOCUMENTS"), true and correct copies of which have been delivered or made available for review to Harrah's. Part II of Schedule 3.8(c) of the Rio Disclosure Schedule lists all of the material documents relating to the rights and obligations of Rio and its Subsidiaries with respect to the Rio Option Property, the Rio Contract Property and the Rio Profit Participation Property (the "EQUITABLE RIGHTS DOCUMENTS"), true and correct copies of which have been delivered or made available for review to Harrah's. The Lease and Operational Documents and the Equitable Rights Agreements are unmodified (except as set forth in Schedule 3.8(c) of the Rio Disclosure Schedule), are in full force and effect, and there are no other material agreements, written or oral, between Rio or any of its Subsidiaries and any third party with respect to the Rio Real Property or otherwise relating to the development, construction, ownership, improvement, use and occupancy of the Rio Real Property. Except as disclosed on Part III of Schedule 3.8(c) of the Rio Disclosure Schedule, none of Rio, its Subsidiaries or (to the best knowledge of Rio) any other party is in material default under the Lease and Operational Documents or the Equitable Rights Agreements and, to the best knowledge of Rio, no material defaults (except those subsequently cured) by Rio, its Subsidiaries or any other party have been alleged thereunder. For purposes of this Agreement, "RIO CONTROLLED REAL PROPERTY" shall mean (i) all Rio Owned Property; (ii) all Rio Leased Property; and (iii) all Rio Option Property, Rio Contract Property and Rio Profit Participation Property where the other party or parties to the applicable Equitable Rights Document is an Affiliate of Rio.

       (d) Except as disclosed in Schedule 3.8(d) of the Rio Disclosure Schedule, (i) no portion of the Rio Controlled Property (exclusive of Rio Leased Property under Rio Space Leases), and to the best knowledge of Rio, no portion of the Rio Real Property which is not Rio Controlled Real Property, is in violation of any applicable laws, regulations or restrictions (including zoning laws and regulations), except for such violations which, individually or in the aggregate, would not be reasonably likely to result in a Rio Material Adverse Effect; and (ii) there are no defects in the physical condition of the Rio Controlled Real Property (exclusive of Rio Leased Property under Rio Space Leases) or the improvements located thereon, and to the best knowledge of Rio, there are no defects in the physical condition of the Rio Real Property which is not Rio Controlled Real Property or the improvements located thereon, except for defects which, individually or in the aggregate, would not be reasonably likely to have a Rio Material Adverse Effect.

       (e) Except as disclosed in Schedule 3.8(e) of the Rio Disclosure Schedule, there is no action, proceeding or litigation pending (or, to the best knowledge of Rio, overtly contemplated or threatened) (i) to take all or any portion of any of the respective parcels of the Rio Controlled Real Property (exclusive of Rio Leased Property under Rio Space Leases), or any interest therein, by eminent domain; (ii) to modify the zoning of, or other governmental rules or restrictions applicable to, any of the respective parcels of the Rio Controlled Real Property (exclusive of Rio Leased Property under Rio Space Leases) or the use or development thereof; (iii) for any street widening or changes in highway or traffic lanes or patterns in the immediate vicinity of any of the respective parcels of the Rio Controlled Real Property (exclusive of Rio Leased Property under Rio Space Leases); or
(iv) otherwise relating to any of the respective parcels of the Rio Controlled Real Property (exclusive of Rio Leased Property under Rio Space Leases) or the interests of Rio and its Subsidiaries therein, or which otherwise would interfere with the use, ownership, improvement, development and/or operation of any of the respective parcels of the Rio Controlled Real Property (exclusive of Rio Leased Property under Rio Space Leases); in each case except for such actions, proceedings or litigation which, individually or in the aggregate, would not be reasonably expected to have a Rio Material Adverse Effect. Except as disclosed in Schedule 3.8(e) of the Rio Disclosure Schedule, to the best knowledge of Rio, there is no action, proceeding or litigation pending or overtly contemplated or threatened (w) to take all or any portion of any of the respective parcels of the Rio Real Property which is not Rio Controlled Real Property, or any interest therein, by eminent domain; (x) to modify the zoning of, or other governmental rules or restrictions applicable to, any of the respective parcels of the Rio Real Property which is not Rio Controlled Rio Real Property or the use or development thereof; (y) for any street widening or changes in highway or traffic lanes or patterns in the immediate vicinity of any of the respective parcels of the Rio Real Property which is not Rio Controlled Real Property; or (z) otherwise relating to any of the respective parcels of the Rio Real Property which is not Rio Controlled Real Property, or the interests of Rio and its Subsidiaries therein, or which otherwise would interfere with the use, ownership, improvement, development and/or operation of any of the respective parcels of the Rio Real Property which is not Rio Controlled Real Property; in each case except for such actions, proceedings or litigation which, individually or in the aggregate, would not be reasonably expected to have a Rio Material Adverse Effect.

       (f) Except as disclosed in Schedule 3.8(f) of the Rio Disclosure Schedule, no portion of any of the respective parcels of the Rio Controlled Real Property (exclusive of Rio Leased Property under Rio Space Leases), and to the best knowledge of Rio, no portion of any of the respective parcels of the Rio Real Property which is not Rio Controlled Real Property: (i) is situated in a "Special Flood Hazard Area," as set forth on a Federal Emergency Management Agency Flood Insurance Rate Map or Flood Hazard Boundary Map; (ii) was the former site of any public or private landfill, dump site, retention basin or settling pond; (iii) was the former site of any oil or gas drilling operations; or (iv) was the former site of any experimentation, processing, refining, reprocessing, recovery or manufacturing operation for any petrochemicals.

       (g) Except as disclosed in Schedule 3.8(g) of the Rio Disclosure Schedule, each parcel of the Rio Controlled Real Property (exclusive of Rio Leased Property under Rio Space

Leases), and to the best knowledge of Rio, each parcel of Rio Real Property which is not Rio Controlled Real Property, is assessed separately from all other adjacent property for purposes of real property taxes.

       (h) Except as shown in Part I of Schedule 3.8(h) of the Rio Disclosure Schedule each of the respective parcels constituting Rio Controlled Real Property (exclusive of Rio Leased Property under Rio Space Leases), and to the best knowledge of Rio, each of the respective parcels constituting Rio Real Property which is not Rio Controlled Real Property, is connected to and serviced by adequate water, sewage disposal, gas and electricity facilities. All material systems (heating, air conditioning, electrical, plumbing and the like) for the basic operation of each of the businesses currently conducted at each of the respective parcels of the Rio Controlled Real Property (exclusive of Rio Leased Property under Rio Space Leases), or the best knowledge of Rio, at each of the respective parcels of the Rio Real Property which is not Rio Controlled Real Property, are operable and in satisfactory working condition (ordinary wear and tear excepted), except as would not be reasonably expected to have a Rio Material Adverse Effect. Each of the respective parcels constituting Rio Real Property is zoned as described in Part II of Schedule 3.8(h) of the Rio Disclosure Schedule.

       (i) There are no material commitments to or agreements with any governmental authority or agency (federal, state or local) affecting any parcel of the Rio Controlled Real Property (exclusive of Rio Leased Property under Rio Space Leases) which are not listed in Schedule 3.8(i) of the Rio Disclosure Schedule. To the best knowledge of Rio, there are no material commitments to or agreements with any governmental authority or agency (federal, state or local) affecting any parcel of the Rio Real Property other than Rio Controlled Real Property which are not listed in Schedule 3.8(i) of the Rio Disclosure Schedule.

       (j) There are no contracts or other obligations outstanding for the sale, exchange, lease, transfer, hypothecation, financing or other disposition of any of the respective parcels of the Rio Real Property, or any portion of any such parcel, or the businesses operated by Rio at each of the respective parcels of the Rio Real Property, by Rio and its Subsidiaries except as disclosed on Schedule 3.8(j) of the Rio Disclosure Schedule and other than contracts and obligations entered into after the date of this Agreement in compliance with Section 5.1.

       (k) Prior to the date hereof, Rio has delivered to Harrah's a true and correct copy of its site plan for the expansion of the improvements on the parcel of Rio Real Property described in Item 1A2c of Schedule 3.8(b) of the Rio Disclosure Schedule which is described in the Form 10-K for the year ended December 31, 1997, under the heading "Business--Expansion Strategy" (the "PHASE VI EXPANSION PLAN"). Except as set forth in Part I of Schedule 3.8(k) of the Rio Disclosure Schedule, Rio and its Subsidiaries hold good, valid, legal and marketable title in fee simple to all land necessary for the implementation of the Phase VI Expansion Plan (the "PHASE VI LAND"). Rio and its Subsidiaries hold all material permits, licenses, authorizations, approvals, orders, variances and exemptions required by applicable governmental authorities necessary for the development, construction and operation of the improvements described Phase VI Expansion Plan to the extent the same may be necessary and, in light of the current state of development of said improvements, be lawfully secured as of the date hereof and, to the extent the same may not, in light of the current state of development of said improvements, be lawfully secured as of the date hereof, the same will be secured as and when necessary and appropriate in the ordinary course of business and without payment of any fees, costs, or expenses other than such as are customary and those disclosed in Part II of
Schedule 3.8(k) of the Rio Disclosure Schedule. The Phase VI Land is adequately zoned for the development contemplated by the Phase VI Expansion Plan, and, to the best knowledge of Rio, there are no soil conditions affecting the Phase VI Land which would materially interfere with the development contemplated by the Phase VI Expansion Plan. The Phase VI Land has access adequate for the development contemplated by the Phase VI Expansion Plan. Part III of Schedule 3.8(k) accurately describes the current status of the progress made to date in the assemblage of the various parcels of land described therein (the "ASSEMBLAGE PARCELS"). The Assemblage Parcels have the contiguity described in Part IV of Schedule 3.8(k) of the Rio Disclosure Schedule.

       (l) Schedule 3.8(l) of the Rio Disclosure Schedule lists all settlements, understandings, contracts or other agreements in respect of fees, taxes, charges or other impositions with respect to gaming, hotel, restaurant or other operations by any applicable Governmental Entity with jurisdiction thereover.

     SECTION 3.9. TITLE TO PERSONAL PROPERTY; LIENS. Rio and each of its Subsidiaries has sufficiently good and valid title to, or an adequate leasehold interest (under the leases described in Schedule 3.9 of the Rio Disclosure Schedule) in, its material tangible personal properties and assets in order to allow it to conduct, and continue to conduct, its business as and where currently conducted. Such material tangible personal assets and properties are free of liens which would not individually or in the aggregate have a Rio Material Adverse Effect, and the consummation of the transactions contemplated by this Agreement will not alter or impair the rights of Rio and its Subsidiaries thereunder in any respect which, individually or in the aggregate, would be reasonably likely to have a Rio Material Adverse Effect. There are no defects in the physical condition or operability of such material tangible personal assets and properties which would impair the use of such assets and properties as such assets and properties are currently used, except for such defects which, individually or in the aggregate, would not be reasonably likely to have a Rio Material Adverse Effect.

     SECTION 3.10. INTELLECTUAL PROPERTY. Schedule 3.10 of the Rio Disclosure Schedule lists all (i) trademark and service mark registrations and applications owned by Rio or any of its Subsidiaries and (ii) material trademark, service mark and trade name license agreements to which Rio or any of its Subsidiaries is a party. Except as disclosed in Schedule 3.10 of the Rio Disclosure Schedule, Rio and its Subsidiaries own or possess adequate rights to use all material trademarks, trademark applications, trade names, service marks, trade secrets (including customer lists and customer databases), copyrights, patents, licenses, know-how and other proprietary intellectual property rights as are necessary in connection with the businesses of Rio and its Subsidiaries as currently conducted, and, to the best knowledge of Rio, except as set forth in Schedule 3.10 of the Rio Disclosure Schedule, there is no infringement of the rights of Rio and its Subsidiaries therein or any infringement by them of the rights of others therein which, individually or in the aggregate would be reasonably likely to have a Rio Material Adverse Effect. Without limiting the generality of the foregoing, Rio owns a validly registered trademark on the name "Rio Suite Hotel & Casino (stylized)."

     SECTION 3.11.  AGREEMENTS, CONTRACTS AND COMMITMENTS.

       (a) Except as disclosed in the Rio SEC Reports filed prior to the date of this Agreement or as disclosed in Schedule 3.11(a) of the Rio Disclosure Schedule, as of the date of this Agreement, neither Rio nor any of its Subsidiaries is a party to any oral or written (i) agreement, contract, indenture or other instrument relating to Indebtedness (as defined below) in an amount exceeding $1,000,000, (ii) partnership, joint venture or limited liability or management agreement with any person, (iii) agreement, contract, or other instrument relating to any merger, consolidation, business combination, share exchange, business acquisition, or for the purchase, acquisition, sale or disposition of any material assets of Rio or any of its Subsidiaries outside the ordinary course of business, (iv) other contract, agreement or commitment to be performed after the date hereof which would be a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (v) agreement, contract, or other instrument relating to any "strategic alliances" (i.e., cross-marketing, affinity relationships, etc.), (vi) contract, agreement or commitment which materially restricts (geographically or otherwise) the conduct of any line of business by Rio or any of its Subsidiaries or (vii) any contract, agreement or other instrument having as a party any partnership, joint venture or limited liability company in which Rio or any of its Subsidiaries is a partner, joint venture party or member which would otherwise satisfy the criteria in clauses (i), (iii), (iv), (v) or (vi) if Rio or any of its Subsidiaries were a party to such contract, agreement or other instrument (collectively, the "RIO MATERIAL CONTRACTS"). "INDEBTEDNESS" means any liability in respect of (A) borrowed money, (B) capitalized lease obligations, (C) the deferred purchase price of property or services (other than trade payables in the ordinary course of business) and
(D) guarantees of any of the foregoing incurred by any other person other than Rio or any of its Subsidiaries.

       (b) Except as disclosed in the Rio SEC Reports filed prior to the date of this Agreement or as disclosed in Schedule 3.11(b) of the Rio Disclosure Schedule, as of the date of this Agreement, (i) each of the Rio Material Contracts is valid and binding upon Rio or any of its Subsidiaries (and, to Rio's best knowledge, on all other parties thereto) in accordance with its terms and is in full force and effect, (ii) there is no material breach or violation of or default by Rio or any of its Subsidiaries under any of the Rio Material Contracts, whether or not such breach, violation or default has been waived, and (iii) no event has occurred with respect to Rio or any of its Subsidiaries which, with notice or lapse of time or both, would constitute a material breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of the Rio Material Contracts, which breach, violation or default referred to in clauses (ii) or (iii), alone or in the aggregate with other such breaches, violations or defaults referred to in clauses (ii) or (iii), would be reasonably likely to have a Rio Material Adverse Effect.

     SECTION 3.12. LITIGATION. Except as disclosed in the Rio SEC Reports filed prior to the date of this Agreement or in Schedule 3.12 of the Rio Disclosure Schedule, (a) there is no action, suit or proceeding, claim, arbitration or investigation against Rio or any of its Subsidiaries pending, or as to which Rio or any of its Subsidiaries has received any written notice of assertion or, to the best knowledge of Rio, threatened against or affecting, Rio or any of its Subsidiaries or any property or asset of Rio or any of its Subsidiaries, before any court, arbitrator, or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to (i) have a Rio Material Adverse

Effect or (ii) prevent the consummation of the transactions contemplated by this Agreement; and (b) there is no judgment, order, injunction or decree of any Governmental Entity outstanding against Rio or any of its Subsidiaries that could reasonably be expected to have any effect referred to in clauses
(i) or (ii) above.

     SECTION 3.13.  ENVIRONMENTAL MATTERS.  Except as disclosed in Schedule
3.13 of the Rio Disclosure Schedule or as would not be reasonably likely to have a Rio Material Adverse Effect, (a) Rio and its Subsidiaries are in compliance with all Environmental Laws, (b) there are no Environmental Claims pending or, to the best knowledge of Rio, threatened against Rio and its Subsidiaries, (c) there are no Environmental Conditions relating to Rio and its Subsidiaries or any portion of the Rio Real Property, (d) no asbestos containing materials, polychlorinated biphenyls (i.e., PCBs) or underground storage tanks are present at any of the Rio Real Property, (e) none of Rio and its Subsidiaries has received any notices from any governmental agency or other third party alleging liability under or violation of any Environmental Law, or alleging responsibility for the removal, investigation, or remediation of any Environmental Condition and (f) Rio is not subject to any enforcement or investigatory action by any governmental agency of which it has received notice, and is not conducting any removal, investigation or remediation, regarding an Environmental Condition with respect to any Rio Real Property.

     For purposes of this Section 3.13, the following definitions shall apply:

     The term "HAZARDOUS MATERIALS" shall mean, without limitation, all wastes, substances or materials defined as hazardous, toxic or a pollutant or contaminant under any Environmental Laws.

     "ENVIRONMENTAL LAWS" means all applicable foreign, federal, state and local statutes or laws, common law, judgments, orders, regulations, licenses, permits, rules and ordinances relating to pollution or protection of human health, safety or the environment, including, but not limited to the Federal Water Pollution Control Act (33 U.S.C. Section 1251 ET SEQ.), Resource Conservation and Recovery Act (42 U.S.C. Section 6901 ET SEQ.), Safe Drinking Water Act (42 U.S.C. Section 3000(f) ET SEQ.), Toxic Substances Control Act (15 U.S.C. Section 2601 ET SEQ.), Clean Air Act (42 U.S.C. Section 7401 ET SEQ.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 ET SEQ.) Nevada Hazardous Materials laws (NRS Chapter
459), Nevada Solid Waste/Disposal of Garbage or Sewage law (NRS 444.440 through 444.650, inclusive), Nevada Water Controls/Pollution law (NRS Chapter
445B), Nevada Control of Asbestos law (NRS 618.750 to 618.850, inclusive), Nevada Appropriation of Public Waters law (NRS 533.324 to 533.4385, inclusive), Nevada Artificial Water Body Development Permit law (NRS 502.390), Nevada Protection of Endangered Species, Endangered Wildlife Permit and Endangered Flora Permit laws (NRS 503.585 and NRS 527.270, respectively), and other similar state and local statutes, in effect as of the date hereof.

      "ENVIRONMENTAL CLAIM" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence or release of any Hazardous Materials at any location, whether or not owned or operated by Rio and its Subsidiaries or Harrah's and its Subsidiaries, or

(b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

     "ENVIRONMENTAL CONDITION" means the release into the environment of any Hazardous Material as a result of which Rio (1) has or may become liable to any person, (2) is or was in violation of any Environmental Law, (3) has or may be required to incur response costs for investigation or remediation, or
(4) by reason of which any of the Rio Real Property or other assets of Rio, may be subject to any lien under Environmental Laws.

     SECTION 3.14.  EMPLOYEE BENEFIT PLANS.

       (a)     DEFINITIONS.  The following terms, when used in this Section
3.14 shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

            (i) BENEFIT ARRANGEMENT. "Benefit Arrangement" shall mean any employment, consulting, severance or other similar contract, arrangement or policy (including but not limited to any letter or memorandum relating to employment) and each plan, program or agreement providing for workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life insurance, health, accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits), deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation which (1) is not a Welfare Plan, Pension Plan, or Multiemployer Plan under which Rio or any ERISA Affiliate may incur any liability, and (2) covers any employee or former employee of Rio or any ERISA Affiliate (with respect to their relationship with such entities).

            (ii) CODE. "Code" shall have the meaning set forth in the preamble to this Agreement.

            (iii) EMPLOYEE PLANS. "Employee Plans" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

            (iv) ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            (v) ERISA AFFILIATE. "ERISA Affiliate" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, Rio as defined in Section 414(b), (c), (m) or (o) of the Code or any partnership of which Rio or any of its Subsidiaries is a general partner.

            (vi) MULTIEMPLOYER PLAN. "Multiemployer Plan" shall mean any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA, under which Rio or any ERISA Affiliate may incur any liability.

            (vii) PENSION PLAN. "Pension Plan" shall mean any "employee pension benefit plan", as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, under which Rio or any ERISA Affiliate may incur any liability.

            (viii) WELFARE PLAN. "Welfare Plan" shall mean any "employee welfare benefit plan", as defined in Section 3(1) of ERISA, under which Rio or any ERISA Affiliate may incur any liability.

       (b) DISCLOSURE; DELIVERY OF COPIES OF RELEVANT DOCUMENTS AND OTHER INFORMATION. Schedule 3.14 of the Rio Disclosure Schedule contains a complete list of the Employee Plans. Copies of (i) each Employee Plan other than any Multiemployer Plan, and, if applicable, related trust agreement, and any amendment thereto, (ii) the most recent determination letter issued by the IRS with respect to each Employee Plan which is intended to qualify under Section 401(a) of the Code and (iii) the most recent Annual Report on Form 5500 Series required to be filed with any governmental agency for each Pension Plan and Welfare Plan have been delivered by Rio to Harrah's and are true and complete copies of such documents.

       (c) REPRESENTATIONS. Except as set forth in Schedule 3.14(c) of the Rio Disclosure Schedule:

            (i)     EMPLOYEE PLANS

                (A) No Pension Plan is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code. Each Pension Plan (with its related trust) that is intended to qualify under the provisions of Code Section 401(a) has received a favorable determination letter from the Internal Revenue Service stating that the Pension Plan is so qualified and the related trust is exempt from federal income tax under Section 501(a) of the Code and, to the best knowledge of Rio, nothing has occurred since the date of the last such determination letter which has resulted in or is likely to result in the revocation of such determination letter.

                (B) Each Employee Plan has been maintained in material compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all applicable laws, including without limitation ERISA and the Code to the extent applicable.

            (ii)    MULTIEMPLOYER PLANS

                (A) Neither Rio nor any ERISA Affiliate has, at any time, withdrawn from a Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a liability, contingent or otherwise (including without limitation the obligations pursuant to an agreement entered into in accordance with Section 4204 of ERISA), of Rio or any ERISA Affiliate which has not been fully satisfied. Neither Rio nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4212(c) of ERISA.

                (B) No Employee Plan is a Multiemployer Plan.

            (iii) WELFARE PLANS. None of Rio, any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of Rio or any ERISA Affiliate pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan, except to the extent required by the Code or ERISA.

            (iv) LITIGATION. To the best knowledge of Rio, there is no material action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any Employee Plan that is pending against Rio, any ERISA Affiliate or any Employee Plan other than routine claims for benefits.

            (v) MISCELLANEOUS MATTERS. As of the date hereof (a) all material payments required to be made on or before the date hereof by or under any Employee Plan, any related trust, or any collective bargaining agreement have been made or are being processed in accordance with normal operating procedures, and except as set forth in Rio's financial statement, all material amounts required to be reflected thereon have been properly accrued to date as liabilities under or with respect to each Employee Plan, (b) Rio and its Subsidiaries have performed all material obligations required to be performed by them on or before the date hereof under any Employee Plan and (c) Rio and its Subsidiaries have no liability as a result of any "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975 of the Code) for any excise tax or civil penalty.

     SECTION 3.15.  COMPLIANCE.

       (a) Except as set forth on Schedule 3.15 of the Rio Disclosure Schedule, each of Rio and its Subsidiaries, and each of their respective directors (but with respect to non-employee directors, only to Rio's best knowledge), officers, persons performing management functions similar to officers and, to Rio's best knowledge, partners hold all permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities (including all authorizations under Environmental Laws and Rio Gaming Laws) necessary to conduct the business and operations of Rio and each of its Subsidiaries, each of which is in full force and effect in all material respects, except for such permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals the failure of which to hold would not, individually or in the aggregate, be reasonably likely to have a Rio Material Adverse Effect (the "RIO PERMITS") and no event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Rio Permit that currently is in effect the loss of which either individually or in the aggregate would be reasonably likely to have a Rio Material Adverse Effect. Each of Rio and its Subsidiaries, and each of their respective directors (but with respect to non-employee directors, only to Rio's best knowledge), officers, persons performing management functions similar to officers and, to Rio's best knowledge, partners, are in compliance with the terms of the Rio Permits, except for such failures to comply, which singly or in the aggregate, would not, individually or in the aggregate, be reasonably likely to have a Rio Material Adverse Effect. Except as disclosed in the Rio SEC Reports filed prior to the date of this Agreement or as would not be reasonably likely to have a Rio Material Adverse Effect, the businesses of Rio and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity (including, without limitation, any Rio Gaming Laws). To the best knowledge of Rio, no investigation or review by any Governmental Entity with respect to Rio or any of its Subsidiaries is pending, or threatened, nor has any Governmental Entity indicated any intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, be reasonably likely to have a Rio Material Adverse Effect.

       (b) The term "RIO GAMING LAWS" means any Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the current or contemplated casino and gaming activities and operations of Rio or any of its Subsidiaries, including, without limitation, the Nevada Gaming Control Act and the rules and regulations promulgated thereunder, the Clark County Code and the rules and regulations promulgated thereunder and any applicable state gaming law and any federal or state laws relating to currency transactions.

       (c) Except as disclosed in Schedule 3.15(c) of the Rio Disclosure Schedule, neither Rio nor any of its Subsidiaries, nor any director (but with respect to non-employee directors, only to Rio's best knowledge), officer, key employee or, to Rio's best knowledge, partners of Rio or any of its Subsidiaries has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three years under, or relating to any violation or possible violation of any Rio Gaming Laws which did or would be reasonably likely to result in fines or penalties of $50,000 or more. To Rio's best knowledge, there are no facts, which if known to the regulators under the Rio Gaming Laws could reasonably be expected to result in the revocation, limitation or suspension of a license, finding of suitability, registration, permit or approval of it or them, or of any officer, director, other person performing management functions similar to an officer or partner, under any Rio Gaming Laws. Neither Rio nor any of its Subsidiaries has suffered a suspension or revocation of any material license, finding of suitability, registration, permit or approval held under the Rio Gaming Laws.

     SECTION 3.16. ACCOUNTING AND TAX MATTERS. To the best knowledge of Rio, after consulting with its independent auditors with respect to clause (i) below and its tax advisors with respect to clause (ii) below, except as set forth on
Schedule 3.16 of the Rio Disclosure Schedule, neither Rio nor any of its Affiliates (as defined in Section 5.12) has taken or agreed to take any action which would (i) prevent Harrah's from accounting for the business combination to be effected by the Merger as a pooling of interests or (ii) prevent the Merger from qualifying as a reorganization described in Section 368(a) of the Code.

     SECTION 3.17. JOINT PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. None of the information supplied by Rio or its Subsidiaries to be included or incorporated by reference in the joint proxy statement/prospectus to be sent to the stockholders of Harrah's and Rio in connection with the meeting of Rio's stockholders (the "RIO STOCKHOLDERS' MEETING") and the meeting of Harrah's stockholders (the "HARRAH'S STOCKHOLDERS' MEETING") to consider the Agreement and the Merger (the "JOINT PROXY STATEMENT/PROSPECTUS") or any amendment thereof or supplement thereto, will, on the date it became effective with the SEC, at the time of the mailing of the Joint Proxy Statement/Prospectus or any amendment or supplement, at the time of Rio Stockholders' Meeting and the Harrah's Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the Exchange
Act and the rules and regulations thereunder; PROVIDED, HOWEVER, that Rio makes no representation with respect to any information supplied or to be supplied by Harrah's or Merger Sub for inclusion in the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto. None of the information supplied by Rio or its Subsidiaries to be included or incorporated by reference from Rio SEC filings in the registration statement on Form S-4 pursuant to which shares of Harrah's Common Stock issued in the Merger will be registered under the Securities Act (the "REGISTRATION STATEMENT"), of which the Joint Proxy Statement/Prospectus will form a part, will, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     SECTION 3.18. LABOR MATTERS. Except as disclosed in Schedule 3.18 of the Rio Disclosure Schedule or as would not be reasonably likely to have a Rio Material Adverse Effect, (i) there are no controversies pending or, to the best knowledge of Rio, threatened between Rio or any of its Subsidiaries and any of their respective employees; (ii) to the best knowledge of Rio, there are no activities or proceedings of any labor union to organize any non-unionized employees; (iii) neither Rio nor any of its Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or contract and there are no grievances outstanding against Rio or any of its Subsidiaries under any such agreement or contract; (iv) there are no unfair labor practice charges and/or complaints pending against Rio or any of its Subsidiaries before the National Labor Relations Board, or any similar foreign labor relations governmental bodies, or any current union representation questions involving employees of Rio or any of its Subsidiaries; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the best knowledge of Rio, threat thereof, by or with respect to any employees of Rio or any of its Subsidiaries. Rio and its Subsidiaries are not parties to any collective bargaining agreements, except for collective bargaining agreements disclosed in
Schedule 3.18 of the Rio Disclosure Schedule.

     SECTION 3.19. INSURANCE. Rio has provided to Harrah's accurate and complete copies of all material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Rio or any of its Subsidiaries. All such insurance policies are with reputable insurance carriers and provide coverage as is reasonably prudent to cover normal risks incident to the business of Rio and its Subsidiaries and their respective properties and assets.

     SECTION 3.20. OPINION OF FINANCIAL ADVISOR. Rio has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated the date of this Agreement, to the effect that the Exchange Ratio is fair to the holders of Rio Common Stock from a financial point of view.

     SECTION 3.21. NO EXISTING DISCUSSIONS. As of the date hereof, Rio is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 5.4).

     SECTION 3.22. NEVADA TAKEOVER STATUTE. As of the date hereof, the restrictions of Sections 78.378 through 78.3793 of the NRS are, and shall be, inapplicable to the Merger, and the transactions contemplated by this Agreement.

     SECTION 3.23. BROKERS. None of Rio or any of its Subsidiaries, or to the knowledge of Rio, any of their respective officers, directors or employees have employed any broker, financial advisor or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement, except that Rio has retained Merrill Lynch, Pierce, Fenner & Smith Incorporated as its financial advisor, the arrangements with which have been disclosed in writing to Harrah's and Merger Sub prior to the date of this Agreement.

     SECTION 3.24. TRANSACTIONS WITH AFFILIATES. Other than the transactions contemplated by this Agreement and except to the extent disclosed in the Rio SEC Documents filed prior to the date of this Agreement or as disclosed in Schedule
3.24 of the Rio Disclosure Schedule, from January 1, 1998 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between Rio or any of its Subsidiaries, on the one hand, and Rio's affiliates or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

     SECTION 3.25. YEAR 2000. Except as disclosed in Schedule 3.25 of the Rio Disclosure Schedule, to the knowledge of Rio without any inquiry, as of the date hereof, all computer software necessary for the conduct of its business (the "Software") is designed to be used prior to, during, and after the calendar year 2000 A.D., and that the Software will operate during each such time period without error relating to the year 2000, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century. Rio further represents and warrants that as of the date hereof, to its knowledge without any inquiry, the Software accepts, calculates, sorts, extracts and otherwise processes date inputs and date values, and returns and displays date values, in a consistent manner regardless of the dates used, whether before, on, or after January 1, 2000.

                                    ARTICLE IV.

             REPRESENTATIONS AND WARRANTIES OF HARRAH'S AND MERGER SUB

     Harrah's and Merger Sub represent and warrant to Rio that the statements contained in this Article IV are true and correct except as set forth herein and in the disclosure schedule delivered by Harrah's and Merger Sub to Rio on or before the date of this Agreement (the "HARRAH'S DISCLOSURE SCHEDULE"). The Harrah's Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify other paragraphs in this Article IV only to the extent that it is reasonable from a reading of such disclosure that it also qualifies or applies to such other paragraphs. For all purposes of this Agreement, all references to "Subsidiaries" of Harrah's shall be deemed to exclude Harrah's Jazz Company.

     SECTION 4.1. ORGANIZATION. Each of Harrah's and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, partnership and limited liability company power and authority to carry on its business as now being conducted. Each of Harrah's and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not be reasonably likely to have a material adverse effect on the business, properties, financial condition or results of operations of Harrah's and its Subsidiaries, taken as a whole (a "HARRAH'S MATERIAL ADVERSE EFFECT"); PROVIDED, HOWEVER, that the effect of economic changes that are applicable to the gaming industry generally, or the gaming industry in markets in which Harrah's or its Subsidiaries conduct business in particular, shall be excluded from the definition of "Harrah's Material
Adverse Effect" and from any determination as to whether a Harrah's Material Adverse Effect has occurred or may occur with respect to Harrah's. Harrah's has delivered to Rio true and correct copies of the Certificate of Incorporation and Bylaws of each of Harrah's and Merger Sub, in each case as amended to the date of this Agreement.

     SECTION 4.2.   CAPITALIZATION.

       (a) The authorized capital stock of Harrah's consists of 360,000,000 shares of Harrah's Common Stock par value $0.10 per share, 150,000 shares of preferred stock, par value $100 per share ("HARRAH'S PREFERRED STOCK"), 5,000,000 shares of special stock, par value $1.125 per share ("HARRAH'S SPECIAL STOCK"), of which 2,000,000 shares have been designated as "SERIES A SPECIAL STOCK". As of the date hereof, (i) 101,484,541 shares of Harrah's Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 3,013,378 shares of Harrah's Common Stock were held in the treasury of Harrah's or by Subsidiaries of Harrah's, and (iii) no shares of Harrah's Preferred Stock or Harrah's Special Stock are issued and outstanding.
Schedule 4.2(a) of the Harrah's Disclosure Schedule sets forth the number of shares of Harrah's Common Stock reserved for issuance (A) upon exercise of options to acquire shares of Harrah's Common Stock ("HARRAH'S OPTIONS") granted and outstanding as of the date hereof and under Harrah's stock option plans ("HARRAH'S STOCK OPTION PLANS"). Since December 31, 1997 through the date of this Agreement, Harrah's has not made any grants under any of the Harrah's Stock Option Plans. Except as disclosed in Schedule 4.2(a) of the Harrah's Disclosure Schedule, there are no obligations, contingent or otherwise, of Harrah's or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Harrah's Common Stock or the capital stock or ownership interests of any Subsidiary.

       (b) There is no Voting Debt of Harrah's or any of its Subsidiaries issued and outstanding. Except as set forth in Section 4.2(a) or as reserved for future grants of options or restricted stock under the Harrah's Stock Plans and except for the Common Stock Purchase rights issued and issuable under the Rights Agreement, dated as of October 5, 1996, between Harrah's and The Bank of New York, as amended on February 21, 1997 and April 25, 1997, as of the date hereof,
(i) there are no shares of capital stock of any class of Harrah's, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding; (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Harrah's or any of its Subsidiaries is a party or by which it is bound obligating Harrah's or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other ownership interests (including Voting Debt) of Harrah's or any of its Subsidiaries or obligating Harrah's or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement; and (iii) there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Harrah's. All shares of Harrah's Common Stock subject to issuance as specified in this

Section 4.2(b) are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable.

       (c) The authorized capital stock of Merger Sub consists of 2,500 shares of Common Stock without par value ("MERGER SUB COMMON STOCK"), of which 100 shares are issued and outstanding. Harrah's owns directly all the outstanding shares of Merger Sub Common Stock. The outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and assessable and free of any preemptive rights.

     SECTION 4.3.   AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

       (a) Harrah's and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Harrah's and Merger Sub have been duly authorized by all necessary corporate action on the part of Harrah's and Merger Sub. This Agreement has been duly executed and delivered by Harrah's and Merger Sub and assuming the due authorization, execution and delivery by Rio, constitutes the valid and binding obligation of Harrah's and Merger Sub, enforceable against each of them in accordance with its terms.

       (b) Other than or as disclosed in Schedule 4.3(b) of the Harrah's Disclosure Schedule, the execution and delivery of this Agreement by Harrah's and Merger Sub does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Harrah's or the comparable charter or organizational documents of any of its Subsidiaries,
(ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Harrah's or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 4.3(c), conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Harrah's or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) for any such conflicts, violations, defaults, terminations, breaches, cancellations, accelerations or requirements for consent or waiver not obtained which (x) are not, individually or in the aggregate, reasonably likely to have a Harrah's Material Adverse Effect or (y) would not impair or unreasonably delay the consummation of the Merger.

       (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Harrah's or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) the filing of the Articles of Merger with respect to the Merger with the Secretary of State of the State of Nevada,
(iii) any approvals and filing of notices required under the Harrah's Gaming Laws (as defined in Section 4.14(b)) or the Rio Gaming Laws, (iv) such consents, approvals, orders, authorizations, permits, filings, or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages, (v) such immaterial filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and (vi) such other filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any jurisdiction in which Harrah's or any of its Subsidiaries conducts any business or owns any assets the failure of which to obtain would not be reasonably likely to have a Harrah's Material Adverse Effect.

     SECTION 4.4.   PUBLIC FILINGS; FINANCIAL STATEMENTS.

       (a) Harrah's and its Subsidiaries that are required to file forms, reports or other documents with the SEC (the "HARRAH'S REPORTING SUBSIDIARIES") have filed and made available to Harrah's all forms, reports and documents required to be filed by Harrah's and the Harrah's Reporting Subsidiaries with the SEC since January 1, 1995 (collectively, the "HARRAH'S SEC REPORTS"). The Harrah's SEC Reports (including any financial statements filed as a part thereof or incorporated by reference therein) (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not, at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Harrah's SEC Reports or necessary in order to make the statements in such Harrah's SEC Reports, in the light of the circumstances under which they were made, not misleading.

       (b) Each of the consolidated financial statements (including, in each case, any related notes) of Harrah's contained in the Harrah's SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Harrah's and its consolidated Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which, with respect to interim periods since December 31, 1997, were not or are not expected to be material in amount. The audited balance sheet of Harrah's as of December 31, 1997 is referred to herein as the "HARRAH'S BALANCE SHEET."

     SECTION 4.5. NO UNDISCLOSED LIABILITIES. Except as disclosed in the Harrah's SEC Reports filed prior to the date of this Agreement or in Schedule
4.5 of the Harrah's Disclosure Schedule, and except for liabilities and obligations incurred since the date of the Harrah's Balance Sheet in the ordinary course of business consistent with past practices, Harrah's and its consolidated Subsidiaries do not have any indebtedness, obligations or liabilities of any kind, whether accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which would be reasonably likely to have a Harrah's Material Adverse Effect.

     SECTION 4.6. LITIGATION. Except as disclosed in the Harrah's SEC Reports filed prior to the date of this Agreement or in Schedule 4.6 of the Harrah's Disclosure Schedule, (a) there is no action, suit or proceeding, claim, arbitration or investigation against Harrah's or any of its Subsidiaries pending, or as to which Harrah's or any of its Subsidiaries has received any written notice of assertion or, to the best knowledge of Harrah's, threatened against or affecting, Harrah's or any of its Subsidiaries or any property or asset of Harrah's or any of its Subsidiaries, before any court, arbitrator, or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to (i) have a Harrah's Material Adverse Effect or (ii) prevent the consummation of the transactions contemplated by this Agreement; and (b) there is no judgment, order, injunction or decree of any Governmental Entity outstanding against Harrah's or any of its Subsidiaries that could reasonably be expected to have any effect referred to in clauses (i) or (ii) above.

     SECTION 4.7. ENVIRONMENTAL MATTERS. Except as disclosed in Schedule 4.7 of the Harrah's Disclosure Schedule or as would not be reasonably likely to have a Harrah's Material Adverse Effect, (a) Harrah's and its Subsidiaries are in compliance with all Environmental Laws, (b) there are no Environmental Claims pending or, to the best knowledge of Harrah's, threatened against Harrah's and its Subsidiaries, (c) there are no Environmental Conditions relating to Harrah's and its Subsidiaries or any property currently owned or operated by Harrah's or its Subsidiaries, (d) no asbestos containing materials, polychlorinated biphenyls (i.e., PCBs) or underground storage tanks are present at any of the real properties owned or operated by Harrah's, (e) none of Harrah's or its Subsidiaries has received any notices from any governmental agency or other third party alleging liability under or violation of any Environmental Law, or alleging responsibility for the removal, investigation, or remediation of any Environmental Condition and (f) Harrah's is not subject to any enforcement or investigatory action by any governmental agency of which it has received notice, and is not conducting any removal, investigation or remediation, regarding an Environmental Condition with respect to any real property owned or operated by Harrah's or its Subsidiaries or for which Harrah's or its Subsidiaries have an option to purchase or right of first refusal or equitable interests as contract purchasers or equitable interests as profit participants. Environmental Laws, Environmental Claims and Environmental Conditions shall have the meanings assigned to them in Section 3.13.

     SECTION 4.8. LABOR MATTERS. Except as disclosed in Schedule 4.8 of the Harrah's Disclosure Schedule or as would not have a Harrah's Material Adverse Effect, (i) there are no controversies pending or, to the best knowledge of Harrah's, threatened between Harrah's or any of its Subsidiaries and any of their respective employees; (ii) to the best knowledge of Harrah's, there are no activities or proceedings of any labor union to organize any non-unionized employees, (iii) neither Harrah's nor any of its Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or contract and there are no grievances outstanding against Harrah's or any of its Subsidiaries under any such agreement or contract; (iv) there are no unfair labor practice charges and/or complaints pending against Harrah's or any of its Subsidiaries before the National Labor Relations Board, or any similar foreign labor relations governmental bodies, or any current union representation questions involving employees of Harrah's or any of its Subsidiaries; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the best knowledge of Harrah's, threat thereof, by or with respect to any employees of Harrah's or any of its Subsidiaries.

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

     SECTION 4.9. INSURANCE. Harrah's maintains insurance in such amounts and on such terms as is necessary for Harrah's business as currently conducted and as is reasonable and customary in the gaming business. All such insurance policies are with reputable insurance carriers and provide coverage as is reasonably prudent to cover normal risks incident to the business of Harrah's and its Subsidiaries and their respective properties and assets.

     SECTION 4.10. TAXES. Except as would not be reasonably likely to have a Harrah's Material Adverse Effect or except as disclosed on Schedule 4.10 of the Harrah's Disclosure Schedule, (a) each of Harrah's, its Subsidiaries and any affiliated group (within the meaning of Section 1504 of the Code) of which Harrah's or any of its Subsidiaries is now or ever has been a member (i) has filed or caused to be filed, or will file or cause to be filed, with the appropriate taxing authority, on a timely basis, all federal or other material Tax Returns required to be filed by it on or prior to the Closing Date (which Tax Returns were or will be correct and complete in all material respects), and
(ii) has paid or caused to be paid or will pay or cause to be paid (x) all Taxes due for the periods covered thereby and (y) all Taxes pursuant to any assessment received by Harrah's or any of its Subsidiaries, excluding in each case under this clause (ii), any such Taxes that have been contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles; (b) as of the date hereof, there is no action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of Harrah's or any of its Subsidiaries, threatened by any governmental or taxing authority regarding any Taxes relating to Harrah's or any of its Subsidiaries and (c) as of the date hereof, neither Harrah's nor any of its Subsidiaries has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of any Taxes of Harrah's or any of its Subsidiaries.

     SECTION 4.11. COMPLIANCE WITH ERISA. Each employee benefit plan, within the meaning of Section 3(3) of ERISA, other than any multiemployer plan, within the meaning of Section 4001(a)(3) of ERISA, that is sponsored maintained or contributed to or with respect to which Harrah's has an obligation to contribute has been maintained in material compliance with the requirements of all applicable statutes, orders, rules and regulations which are applicable to such employee benefit plan, including but not limited to ERISA and the Code. With respect to each such employee benefit plan that is an employee pension benefit plan, within the meaning of Section 3(2) of ERISA, that is regulated under Title IV of ERISA: (i) Harrah's and any other entity that, together with Harrah's as of the relevant measuring date under ERISA, was or is required to be treated as single employer under Section 414 of the Code ("HARRAH'S ERISA AFFILIATE") have fulfilled their respective obligations under the minimum funding requirements of
Section 302 of ERISA and Section 412 of the Code; (ii) no reportable event, as defined in Section 4043 of ERISA, has occurred and is continuing; (iii) no liability to the Pension Benefit Guaranty Corporation has been incurred, and
(iv) no proceedings have been instituted by the Pension Benefit Guaranty Corporation to terminate any such plan. With respect to any multiemployer plan, within the meaning of Section 4001(a)(3) of ERISA, to which Harrah's or a Harrah's ERISA Affiliate contributed, or with respect to which Harrah's or a Harrah's ERISA Affiliate has or had an obligation to contribute at any time within the 6-year period preceding the Closing Date, neither Harrah's nor any Harrah's ERISA Affiliate has (i) incurred any withdrawal liability, as defined in Part I of Subtitle E of Title IV of ERISA, or (ii) been notified by the sponsor of any such multiemployer plan that such multiemployer plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA. To the best knowledge of Harrah's, a complete withdrawal from each such multiemployer plan would not result in any liability for Harrah's, contingent or otherwise, that would be reasonably likely to have a Harrah's Material Adverse Effect. Each Pension Plan and each related trust that are intended to qualify under the provisions of Code
Section 401(a) have received a favorable determination letter from the Internal Revenue Service stating that the Pension Plan is so qualified and the related trust is exempt from federal income tax under Section 501(a) of the Code and, to the best knowledge of Harrah's, nothing has occurred since the date of the last such determination letter which has resulted in or is likely to result in the revocation of such determination letter. None of Harrah's, any Harrah's ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of Harrah's or any Harrah's ERISA Affiliate pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan, except to the extent required by the Code or ERISA and except with respect to certain former employees, who currently number fewer than thirty (30).

     SECTION 4.12. INTELLECTUAL PROPERTY. Except as disclosed in Schedule 4.12 of the Harrah's Disclosure Schedule or would not be reasonably likely to have a Harrah's Material Effect, Harrah's and its Subsidiaries own or possess adequate rights to use all material trademarks, trademark applications, trade names, service marks, trade secrets (including customer lists and customer databases), copyrights, patents, licenses, know-how and other proprietary intellectual property rights as are necessary in connection with the businesses Harrah's and its Subsidiaries as currently conducted, and, to the best knowledge of Harrah's, except as set forth in Schedule 4.12 of the Harrah's Disclosure Schedule, there is no infringement of the rights of Harrah's and its Subsidiaries therein or any infringement by them of the right of others therein which, individually or in the aggregate would be reasonably likely to have a Harrah's Material Adverse Effect.

     SECTION 4.13. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Harrah's SEC Reports filed prior to the date of this Agreement or in
Schedule 4.13 of the Harrah's Disclosure Schedule, since the date of the Harrah's Balance Sheet, Harrah's and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any event, development, state of affairs or condition, or series or combination of events, developments, states of affairs or conditions, which, individually or in the aggregate, has had or is reasonably likely to have a Harrah's Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Harrah's or any of its Subsidiaries which is reasonably likely to have a Harrah's Material Adverse Effect; (iii) any material change by Harrah's in its accounting methods, principles or practices of which Harrah's has not previously been informed; (iv) any revaluation by Harrah's of any of its assets which is reasonably likely to have a Harrah's Material Adverse Effect; (v) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of Harrah's; (vi) any split, combination or reclassification of any of Harrah's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of Harrah's capital stock; (vii) any increase in or establishment of, or any liability (caused by a prior or existing violation of laws or regulations) under, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of Harrah's or any Subsidiary other than increases which would not be material, individually or in the aggregate, with respect to such officers or employees receiving such benefit or compensation (based on a comparison to benefits and compensation received in the year ended December 31,1997); or (viii) any settlement of pending or threatened litigation involving Harrah's or any of its Subsidiaries (whether brought by a private party or a Governmental
Entity) other than any settlement which is not reasonably likely to have a Harrah's Material Adverse Effect.

     SECTION 4.14.  COMPLIANCE.

       (a) Each of Harrah's and its Subsidiaries, and each of their respective directors (but with respect to non-employee directors, only to Harrah's best knowledge), officers, persons performing management functions similar to officers and, to Harrah's best knowledge, partners hold all permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities (including all authorizations under Environmental Laws, Harrah's Gaming Laws, the Merchant Marine Act of 1920 and the Shipping Act of 1916 and Certificates of Inspection issued by the U.S. Coast Guard and permits and approvals issued by the United States Army Corps of Engineers), necessary to conduct the business and operations of Harrah's and each of its Subsidiaries, each of which is in full force and effect in all material respects, except for such permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals the failure of which to hold would not, individually or in the aggregate, be reasonably likely to have a Harrah's Material Adverse Effect (the "HARRAH'S PERMITS") and no event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Harrah's Permit that currently is in effect the loss of which either individually or in the aggregate would be reasonably likely to have a Harrah's Material Adverse Effect. Each of Harrah's and its Subsidiaries, and each of their respective directors (but with respect to non-employee directors, only to Harrah's best knowledge), officers, persons performing management functions similar to officers and, to Harrah's best knowledge, partners, are in compliance with the terms of the Harrah's Permits, except for such failures to comply, which singly or in the aggregate, would not, individually or in the aggregate, be reasonably likely to have a Harrah's Material Adverse Effect. Except as disclosed in the Harrah's SEC Reports filed prior to the date of this Agreement or as would not be reasonably likely to have a Harrah's Material Adverse Effect, the businesses of Harrah's and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity (including, without limitation, any Harrah's Gaming Laws), except for possible violations which individually or in the aggregate do not and would not be reasonably likely to have a Harrah's Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Harrah's or any of its Subsidiaries is pending, or, to the best knowledge of Harrah's, threatened, nor has any Governmental Entity indicated any intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, be reasonably likely to have a Harrah's Material Adverse Effect.

       (b) The term "HARRAH'S GAMING LAWS" means any Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the current or contemplated casino and gaming activities and operations of Harrah's or any of its Subsidiaries, including, without limitation, the Nevada Gaming Control Act and the rules and regulations promulgated thereunder, the Clark

County Code and the rules and regulations promulgated thereunder, the Douglas County Code and the rules and regulations promulgated thereunder, the Louisiana Economic Development and Gaming Corporation Law and the rules and regulations promulgated thereunder, the Louisiana Riverboat Economic Development and Gaming Control Act and the rules and regulations promulgated thereunder, the New Jersey Casino Control Act and the rules and regulations promulgated thereunder, the Illinois Riverboat Gambling Act and the rules and regulations promulgated thereunder, the Mississippi Gaming Control Act and the rules and regulations promulgated thereunder, the Missouri Riverboat Gambling Act and the rules and regulations promulgated thereunder, the Indiana Riverboat Gambling Act and the rules and regulations of the Indiana Gaming Commission and the codes, rules and regulations promulgated thereunder, the Casino Control Act 1992 (New South Wales) and the rules and regulations promulgated thereunder, the Indian Gaming Regulatory Act of 1988 and the rules and regulations promulgated thereunder, any state-tribal gaming compact and any applicable state gaming law and any federal or state laws relating to currency transactions.

       (c) Except as disclosed in Schedule 4.14(c) of the Harrah's Disclosure Schedule, neither Harrah's nor any of its Subsidiaries, nor any director (but with respect to non-employee directors, only to Harrah's best knowledge), officer, key employee or, to Harrah's best knowledge, partners of Harrah's or any of its Subsidiaries has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three years under, or relating to any violation or possible violation of any Harrah's Gaming Laws which did or would be reasonably likely to result in fines or penalties of $50,000 or more. To Harrah's best knowledge, there are no facts, which if known to the regulators under the Harrah's Gaming Laws could reasonably be expected to result in the revocation, limitation or suspension of a license, finding of suitability, registration, permit or approval of it or them, or of any officer, director, person performing management functions similar to an officer or partner, under any Harrah's Gaming Laws. Neither Harrah's nor any of its Subsidiaries has suffered a suspension or revocation of any material license, finding of suitability, registration, permit or approval held under the Harrah's Gaming Laws.

     SECTION 4.15. ACCOUNTING AND TAX MATTERS. To the best knowledge of Harrah's, after consulting with its independent auditors with respect to clause
(i) below and its tax advisors with respect to clause (ii) below, except as set forth on Schedule 4.15 of the Harrah's Disclosure Schedule, neither Harrah's nor any of its Affiliates has taken or agreed to take any action which would (i) prevent Harrah's from accounting for the business combination to be effected by the Merger as a pooling of interests or (ii) prevent the Merger from qualifying as a reorganization described in Section 368(a) of the Code.

     SECTION 4.16. JOINT PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. None of the information supplied by Harrah's or Merger Sub to be included or incorporated by reference in the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, will, on the date it became effective with the SEC, at the time of the mailing of the Joint Proxy Statement/Prospectus or any amendment or supplement thereto to the stockholders of Harrah's or Rio, at the time of the Harrah's Stockholders' Meeting and the Rio Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy

Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder; PROVIDED, HOWEVER, that Harrah's makes no representation with respect to any information supplied or to be supplied by Rio for inclusion or incorporated by reference from Rio SEC filings in the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto. None of the information supplied by Harrah's or Merger Sub to be included or incorporated by reference from Harrah's SEC filings in the Registration Statement will, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     SECTION 4.17. BROKERS. None of Harrah's, any of its Subsidiaries, or any of their respective officers, directors or employees have employed any broker, financial advisor or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement, except that Harrah's has retained BT Wolfensohn & Co. as financial advisor, the arrangements with which have been disclosed in writing to Rio prior to the date hereof.

     SECTION 4.18. NO OPERATIONS OF MERGER SUB. Other than in connection with the transactions contemplated by this Agreement, since its date of incorporation, Merger Sub has not conducted any business, has not owned, leased or operated any real property and has not incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise.

     SECTION 4.19. TITLE TO PROPERTY. Harrah's and its Subsidiaries have good, valid, legal and marketable title to all of their real properties purported to be owned by them and good and valid title to other assets purported to be owned by them, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which could not reasonably be expected, individually or in the aggregate, to have a Harrah's Material Adverse Effect, and except for liens which secure indebtedness reflected in the Harrah's Balance Sheet; and all leases pursuant to which Harrah's or its Subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default) by Harrah's and its Subsidiaries except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not reasonably be expected, individually or in the aggregate, to have a Harrah's Material Adverse Effect.

     SECTION 4.20.  AGREEMENTS, CONTRACTS AND COMMITMENTS.

       (a) Except as disclosed in the Harrah's SEC Reports filed prior to the date of this Agreement or as disclosed in Schedule 4.20(a) of the Harrah's Disclosure Schedule, as of the date of this Agreement, neither Harrah's nor any of its Subsidiaries is a party to any oral or written contract, agreement or commitment to be performed after the date hereof which would be a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC, collectively, the "HARRAH'S MATERIAL CONTRACTS").

       (b) Except as disclosed in the Harrah's SEC Reports filed prior to the date of this Agreement or as disclosed in Schedule 4.20(b) of the Harrah's Disclosure Schedule, as of the date of this Agreement, (i) each of the Harrah's Material Contracts is valid and binding upon Harrah's or any of its Subsidiaries (and, to Harrah's best knowledge, on all other parties thereto) in accordance with its terms and is in full force and effect, (ii) there is no material breach or violation of or default by Harrah's or any of its Subsidiaries under any of the Harrah's Material Contracts, whether or not such breach, violation or default has been waived, and (iii) no event has occurred with respect to Harrah's or any of its Subsidiaries which, with notice or lapse of time or both, would constitute a material breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of the Harrah's Material Contracts, which breach, violation or default referred to in clauses (ii) or (iii), alone or in the aggregate with other such breaches, violations or defaults referred to in clauses (ii) or
(iii), would be reasonably likely to have a Harrah's Material Adverse Effect.

     SECTION 4.21.  INFORMATION REGARDING HJC.  Except as disclosed on
Schedule 4.21 of the Harrah's Disclosure Schedule or as would not be reasonably likely to have a Harrah's Adverse Effect, the Harrah's Form 10-K filed as of March 10, 1998 and the Harrah's Form 10-Q filed as of August 7, 1998 did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and do not as of the date hereof, contain any untrue statement of a material fact relating to HJC or omit to state a material fact relating to HJC required to be stated in such Form 10-K and Form 10-Q or necessary in order to make the statements relating to HJC therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 4.22. OPINION OF FINANCIAL ADVISOR. Harrah's has received the opinion of BT Wolfensohn & Co., dated the date of this Agreement, to the effect that the Exchange Ratio is fair to Harrah's from a financial point of view.

                                     ARTICLE V.

                                     COVENANTS

     SECTION 5.1. CONDUCT OF BUSINESS OF RIO. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Rio agrees as to itself and each of its Subsidiaries (except to the extent that Harrah's shall otherwise consent in writing) to carry on its business in the ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, in the ordinary course in substantially the same manner as previously paid, to pay or perform its other obligations when due in the ordinary course in substantially the same manner as previously paid or performed, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement, or as specifically disclosed on Schedule 5.1 of the Rio Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, without the written consent of Harrah's, Rio shall not and shall not permit any of its Subsidiaries to:

            (i) adopt any amendment to its Articles of Incorporation or Bylaws or comparable charter or organizational documents;

            (ii) (A) issue, pledge or sell, or authorize the issuance, pledge or sale of additional shares of capital stock of any class (other than upon exercise of Options outstanding on the date of this Agreement upon payment of the exercise price thereof), or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, or any other securities in respect of, in lieu of, or in substitution for, shares of Rio Common Stock outstanding on the date hereof or (B) amend, waive or otherwise modify any of the terms of any option, warrant or stock option plan of Rio or any of its Subsidiaries, including without limitation, the Rio Options or the Rio Stock Option Plans;

            (iii) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between any wholly-owned Subsidiary of Rio and Rio or any other wholly-owned Subsidiary of Rio;

            (iv) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

            (v) increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from Rio or any of its Subsidiaries), or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements or policies previously disclosed in writing to Harrah's, which shall be interpreted and implemented in a manner consistent with past practice), or enter into any employment or severance agreement with, any director, officer or employee of Rio or any of its Subsidiaries or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, including any Benefit Arrangement, Pension Plan or Welfare Plan, except (i) to the extent required by applicable law or regulation, (ii) pursuant to any collective bargaining agreements or Employee Plan as in effect on the date of this Agreement consistent with past practices, (iii) for salary and benefit increases in the ordinary course of business consistent with past practice to employees other than executive officers of Rio, or (iv) pursuant to Section 2.3;

            (vi) (A) sell, pledge, lease, dispose of, grant, encumber, or otherwise authorize the sale, pledge, disposition, grant or encumbrance of any of the properties or assets of Rio or any of its Subsidiaries, except for sales of assets in the ordinary course of business in connection with Rio's gaming operations in an amount not to exceed $500,000 individually or $2,000,000 in the aggregate or (B) acquire (including, without limitation, by merger, consolidation, lease or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof (or a substantial portion of the assets thereof) or any other assets, except for acquisitions of assets in the ordinary course of business in connection with Rio's gaming operations in an amount individually not to exceed $1,000,000;

            (vii) (A) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except that Rio and its Subsidiaries may incur or pre-pay debt in the ordinary course of business (including Rio's capital expansion and improvement program which is set forth on Schedule 5.1 of the Rio Disclosure Schedule) consistent with past practice under existing lines of credit, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice, or (C) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business consistent with past practice (including advances to employees) and except for loans, advances, capital contributions or investments between any wholly-owned Subsidiary of Rio and Rio or another wholly-owned Subsidiary of Rio;

            (viii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Rio or any of its Subsidiaries;

            (ix) make or rescind any material express or deemed election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable law, make any change to any of its material methods of reporting income or deductions (including, without limitation, any change to its methods or basis or write-offs of accounts receivable) for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1996, PROVIDED, HOWEVER, that Harrah's shall not unreasonably withhold or delay its consent to any such matter described in this Section 5.1 in a manner that would preclude Rio from timely making such an election, timely filing its Tax Returns or timely paying its Taxes;

            (x) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the consolidated financial statements of Rio;

            (xi) other than in the ordinary course of business and consistent with past practice, waive any rights of substantial value or make any payment, direct or indirect, of any material liability of Rio or of any of its Subsidiaries before the same comes due in accordance with its terms;

            (xii) fail to maintain its existing insurance coverage of all types in effect or, in the event any such coverage shall be terminated or lapse, to the extent available at reasonable cost, procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies;

            (xiii) enter into any collective bargaining agreement (other than as required by law or extensions of existing agreements in the ordinary course of business);

            (xiv) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, unless required by GAAP or the SEC;

            (xv) modify, amend or terminate any of the Rio Material Contracts or waive, release or assign any material rights or claims, except in the ordinary course of business consistent with past practice;

            (xvi) take, or agree to commit to take, any action that would cause the representations and warranties of Rio contained herein, individually or in the aggregate, which are not qualified by materiality not to be true and correct in all material respects, or cause those qualified by materiality or a Rio Material Adverse Effect not to be true and correct, at, or as of any time prior to, the Effective Time;

            (xvii) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of Rio's Affiliates which involves the transfer of consideration or has a financial impact on Rio, other than pursuant to such agreements, arrangements, or understandings existing on the date of this Agreement or disclosed on Schedule 3.24 of the Rio Disclosure Schedule;

            (xviii) close, shut down, or otherwise eliminate the casino or the golf course owned or operated by Rio or any of its Subsidiaries, except for such closures, shutdowns or eliminations which are (i) required by action, order, writ, injunction, judgment or decree or otherwise required by law, (ii) due to acts of God or other force majeure events or (iii) temporary or seasonal and in the ordinary course of business as set forth in Schedule 5.1(xviii) of the Rio Disclosure Schedule;

            (xix) take or agree to take any action that would prevent the Merger from qualifying as a reorganization as described in Section 368(a) of the Code;

            (xx) settle any litigation relating to the transactions contemplated hereby other than any settlement which would not (i) be reasonably likely to have a Rio Material Adverse Effect or (ii) materially adversely affect the consummation of the transactions contemplated hereby; or

            (xxi) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     SECTION 5.2. CONDUCT OF BUSINESS OF HARRAH'S AND MERGER SUB. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Harrah's agrees as to itself and each of its Subsidiaries (except to the extent that Rio shall otherwise consent in writing) to carry on its business in the ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, in the ordinary course in substantially the same manner as previously paid, to pay or perform its other obligations when due in the ordinary course in substantially the same manner as previously paid or performed, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement, or as specifically disclosed on Schedule 5.2 of the Harrah's Disclosure Schedule or such as would not be reasonably likely to have a Harrah's Material Adverse Effect, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, without the written consent of Rio, Harrah's shall not:

       (a) adopt any amendment to its Articles of Incorporation or Bylaws of Harrah's or Harrah's Operating Company;

       (b) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class of or series of its capital stock other than between any Subsidiary of Harrah's and Harrah's or any other Subsidiary of Harrah's;

       (c) take any action or make any change, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies and procedures, unless required by GAAP or the SEC;

       (d) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Harrah's or Harrah's Operating Company;

       (e) other than in the ordinary course of business and consistent with past practice, waive any rights of substantial value or make any payment, direct or indirect, of any material liability of Harrah's or of any of its Subsidiaries before the same comes due in accordance with its terms;

       (f) fail to maintain insurance in such amounts and on such terms as is necessary for Harrah's business as currently conducted and as is reasonable and customary in the gaming business;

       (g) take, or agree to commit to take, any action that would cause the representations and warranties of Harrah's contained herein, individually or in the aggregate, which are not qualified by materiality not to be true and correct in all material respects or cause those qualified by materiality or a Harrah's Material Adverse Effect not to be true and correct at, or as of any time prior to, the Effective Time;

       (h) take or agree to take any action that would prevent the Merger from qualifying as a reorganization described in Section 368(a) of the Code;

       (i) acquire or agree to acquire any business or assets unrelated to the gaming industry in an amount which exceeds $25 million other than as set forth in Schedule 5.2(i) of the Harrah's Disclosure Schedule; for purposes of this Section 5.2(i), "gaming industry" shall include hotels, undeveloped land which could be used either currently or in the future in furtherance of gaming, and any other assets necessary for, in support or in anticipation of and ancillary to or in preparation for, the gaming business; or

       (j) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce any intention to do any of the foregoing.

     SECTION 5.3. COOPERATION; NOTICE; CURE. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Harrah's and Rio shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations. Each of Harrah's and Rio shall promptly notify the other in writing of, and will use all commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Harrah's or Rio, as the case may be, under this Agreement to be breached in any material respect or that renders or will render untrue in any material respect any representation or warranty of Harrah's or Rio contained in this Agreement. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

     SECTION 5.4.   NO SOLICITATION.

       (a) Rio shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party
(i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction involving Rio or any of its material Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "ACQUISITION PROPOSAL"), (ii) engage in negotiations or discussions with any person (or group of persons) other than Harrah's or its respective affiliates (a "THIRD PARTY") concerning, provide any non-public information to any person or entity relating to, or take any other action to facilitate inquiries or the making of any proposal that constitutes, an Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in this
Section 5.4 shall prevent Rio or its Board of Directors from furnishing non-public information to, or entering into discussions or negotiations with, any Third Party in connection with an unsolicited bona fide written proposal for an Acquisition Proposal (as defined below) by such Third Party, if and only to the extent that (1) such Third Party has made a written proposal to the Board of Directors of Rio to consummate an Acquisition Proposal, which proposal identifies a price or range of values to be paid for the outstanding securities or substantially all of the assets of Rio, (2) the Board of Directors of Rio determines in good faith, after consultation with a financial advisor of nationally recognized reputation, that such Acquisition Proposal is reasonably capable of being completed on substantially the terms proposed, and would, if consummated, result in a transaction that would provide greater value to the holders of Rio Common Stock than the transaction contemplated by this Agreement (a "SUPERIOR PROPOSAL"), (3) the Board of Directors of Rio determines in good faith, based on the advice of outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to Rio's stockholders under applicable law, and (4) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality and

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

standstill agreement (unless the Board of Directors of Rio determines in good faith upon the advice of counsel, that requiring such person or entity to enter into a standstill agreement would violate such Board's fiduciary duty) with material terms no less favorable to such party than those contained in the Confidentiality Agreements each dated June 18, 1998 between Harrah's and Rio (the "CONFIDENTIALITY AGREEMENTS"). Rio agrees not to release any Third Party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person who has made, or who may reasonably be considered likely to make, an Acquisition Proposal, unless the Board of Directors of Rio determines in good faith, based on the advice of outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to Rio's stockholders under applicable law.

       (b) Rio shall notify Harrah's promptly after receipt by Rio or Rio's knowledge of the receipt by any of its advisors of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of Rio by any person or entity that informs such party that it is considering making or has made an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Rio shall (i) keep Harrah's informed of the status (including any change to the material terms) of any such Acquisition Proposal or request for non-public information and (ii) provide to Harrah's as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material (A) sent or provided to Rio or any of its employees, representatives or agents from any Third Party in connection with any Acquisition Proposal or request for non-public information or (B) sent or provided by Rio or any of its employees, representatives or agents to any Third Party in connection with any Acquisition Proposal or request for non-public information.

       (c) Except as expressly permitted by this Section 5.4, neither the Board of Directors of Rio nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Harrah's, the approval or recommendation by the Board of Directors of Rio or any such committee of this Agreement or the Merger, (ii) approve or cause Rio to enter into letter of intent, agreement in principle or any legally binding acquisition agreement or similar agreement relating to any Acquisition Proposal (any such legally binding agreement, an "ACQUISITION AGREEMENT") or
(iii) approve or recommend, or propose to publicly approve or recommend, any Acquisition Proposal. Notwithstanding the foregoing, if Rio has received a Superior Proposal, the Board of Directors of Rio may, prior to approval of the Merger by Rio's stockholders and subject to this and the following sentences, terminate this Agreement pursuant to Section 7.1(f), but only at a time that is more than 48 hours following receipt by Harrah's of written notice advising Harrah's that the Board of Directors of Rio is prepared to accept such Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Third Party making such Superior Proposal; PROVIDED, HOWEVER, that concurrently with or immediately after such termination, the Board of Directors of Rio shall cause Rio to enter into an Acquisition Agreement with respect to such Superior Proposal.

       (d) Nothing contained in this Section 5.4 shall prohibit Rio from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Rio's stockholders if, in the good faith judgment of the Board of Directors of Rio, based on the advice of outside legal counsel, failure to so

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

disclose would be inconsistent with its fiduciary obligations under applicable law; PROVIDED, HOWEVER, that neither Rio nor the Board of Directors of Rio (nor any committee thereof) shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger, or approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal.

     SECTION 5.5.   JOINT PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT.

       (a) As promptly as practicable after the execution of this Agreement, Rio and Harrah's shall cooperate, prepare and file with the SEC, the Joint Proxy Statement/Prospectus and the Registration Statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus, PROVIDED that Harrah's may delay the filing of the Registration Statement until approval of the Joint Proxy Statement/Prospectus by the SEC. Rio and Harrah's will cause the Joint Proxy Statement/Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of Harrah's and Rio shall use all reasonable efforts to have or cause the Joint Proxy Statement/Prospectus to be cleared by the SEC and to cause the Registration Statement to become effective as promptly as practicable. Without limiting the generality of the foregoing, each of Rio and Harrah's shall, and shall cause its respective representatives to, fully cooperate with the other party and its respective representatives in the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement, and shall, upon request, furnish the other party with all information concerning it and its affiliates, directors, officers and stockholders as the other may reasonably request in connection with the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement. The Joint Proxy Statement/Prospectus with respect to the Merger shall include the determination and recommendation of the Board of Directors of Rio and the Board of Directors of Harrah's that their respective shareholders vote in favor of the approval and adoption of this Agreement and the Merger. Rio and Harrah's shall use reasonable efforts to take all actions required under any applicable federal or state securities or Blue Sky Laws in connection with the issuance of shares of Harrah's Common Stock pursuant to the Merger. As promptly as practicable after the Registration Statement with respect to the Merger shall have become effective, Rio and Harrah's shall cause the Joint Proxy Statement/Prospectus with respect to the Merger to be mailed to their respective stockholders.

       (b) Without limiting the generality of the foregoing, (i) Rio and Harrah's shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Joint Proxy Statement/Prospectus or the Registration Statement, and (ii) Rio and Harrah's shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, the Joint Proxy Statement/Prospectus or the Registration Statement, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC with respect to any of the foregoing filings.

       (c) The information supplied by Rio for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus and the Registration Statement shall not (i) at the time the Registration Statement is declared effective, (ii) at the time the Joint Proxy Statement/Prospectus

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

(or any amendment thereof or supplement thereto) is first mailed to the holders of Rio Common Stock and the holders of Harrah's Common Stock, (iii) at the time of the Rio Stockholders' Meeting and the Harrah's Stockholders' Meeting and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Rio or any if its affiliates or its or their respective officers and directors should be discovered by Rio which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Rio shall promptly inform Harrah's of such event or circumstance.

       (d) The information supplied by Harrah's for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus and the Registration Statement shall not (i) at the time the Registration Statement is declared effective, (ii) at the time the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the holders of Rio Common Stock, (iii) at the time of the Rio Stockholder's Meeting, and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Harrah's or any if its affiliates or its or their respective officers and directors should be discovered by Harrah's which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Harrah's shall promptly inform Rio of such event or circumstance.

     SECTION 5.6. STOCKHOLDERS' MEETINGS. Rio and Harrah's shall each call a meeting of its respective stockholders to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger. Each of Rio and Harrah's shall, through its respective Board of Directors, recommend to their respective stockholders adoption of this Agreement and approval of such matters, shall coordinate and cooperate with the respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof. Each of Rio and Harrah's shall use all reasonable efforts to solicit from its stockholders proxies in favor of such matters. Without limiting the generality of the foregoing, unless this Agreement is terminated pursuant to
Section 7.1(f), Rio agrees that its obligations pursuant to this Section 5.6 shall not be affected by the commencement, public proposal or communication to Rio of any Acquisition Proposal.

     SECTION 5.7. ACCESS TO INFORMATION. Upon reasonable notice, each of Harrah's and Rio (and each of their respective Subsidiaries) shall afford to the other party and its officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its personnel, properties, books, contracts, commitments and records and, during such period, each of Harrah's and Rio shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other (a) copies of monthly financial reports and development reports, (b) a copy of each report, schedule, registration statement and other documents filed or received by it during such period pursuant to the requirements of federal or state securities laws and (c) all other information concerning its business, properties and personnel as the other party may reasonably request. Each party making such requests will hold any such information furnished to it by the other party which is nonpublic in confidence in accordance with the Confidentiality Agreement binding on such party. No information or knowledge obtained in any investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger. Paragraph 8 of the Confidentiality Agreement binding Harrah's shall be terminated and be without effect upon any termination of this Agreement pursuant to Sections 7.1(d), 7.1(e) or 7.1(f).

     SECTION 5.8.   GOVERNMENTAL APPROVALS.

       (a) The parties hereto shall cooperate with each other and use their reasonable best efforts (and, with respect to the Rio Gaming Laws and the Harrah's Gaming Laws, shall use their reasonable best efforts to cause their respective directors and officers to do so) to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, registrations, licenses, findings of suitability, consents, variances, exemptions, orders, approvals and authorizations of all third parties and Governmental Entities which are necessary to consummate the transactions contemplated by this Agreement, including, without limitation, all filings required under the HSR Act, the Rio Gaming Laws and the Harrah's Gaming Laws ("GOVERNMENTAL APPROVALS"), and to comply (and, with respect to the Rio Gaming Laws and the Harrah's Gaming Laws, to cause their respective directors and officers and employees to so comply) with the terms and conditions of all such Governmental Approvals. Each of the parties hereto shall use their reasonable best efforts to, and shall use their reasonable best efforts to cause their respective officers, directors and affiliates to, file within 30 days after the date hereof, and in all events shall file within 60 days after the date hereof, all required initial applications and documents in connection with obtaining the Governmental Approvals (including without limitation under applicable Rio Gaming Laws and Harrah's Gaming Laws) and shall act reasonably and promptly thereafter in responding to additional requests in connection therewith. Rio and Harrah's shall have the right to review in advance, and to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Rio or to Harrah's, as the case may be, and any of their respective Subsidiaries, directors, officers and stockholders which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, each of Rio and Harrah's (the "NOTIFYING PARTY") will notify the other promptly of the receipt of comments or requests from Governmental Entities relating to Governmental Approvals, and will supply the other party with copies of all correspondence between the Notifying Party or any of its representatives and Governmental Entities with respect to Governmental Approvals; PROVIDED, HOWEVER, that it shall not be required to supply the other party with copies of correspondence relating to the personal applications of individual applicants except for evidence of filing.

       (b) Rio and Harrah's shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any approval needed from a Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed.
 Rio and Harrah's shall take any and all actions reasonably necessary to vigorously defend, lift, mitigate and rescind the effect of any litigation or administrative proceeding adversely affecting this Agreement or the transactions contemplated hereby or thereby, including, without limitation, promptly appealing any adverse court or administrative order or injunction to the extent reasonably necessary for the foregoing purposes.

       (c) Notwithstanding the foregoing or any other provision of this Agreement, Harrah's shall have no obligation or affirmative duty under this
Section 5.8 to cease or refrain from the ownership of any assets or properties, or the association with any person or entity which association is material to the operations of Harrah's, whether on the date hereof or at any time in the future.

     SECTION 5.9. PUBLICITY. Harrah's and Rio shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing, and use all reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

     SECTION 5.10.  INDEMNIFICATION.

       (a) From and after the Effective Time, Harrah's agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of Rio (the "INDEMNIFIED PARTIES"), against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Rio would have been permitted under Nevada law and its Articles of Incorporation or Bylaws in effect on the date hereof to indemnify such Indemnified Party.

       (b) For a period of six years after the Effective Time, Harrah's shall maintain or shall cause the Surviving Corporation to maintain in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by Rio's directors' and officers' liability insurance policy (copies of which have been heretofore delivered by Rio to Harrah's) with coverage in amount and scope at least as favorable as Rio's existing coverage; PROVIDED that in no event shall Harrah's or the Surviving Corporation be required to expend in the aggregate in excess of 200% of the annual premium currently paid by Rio for such coverage; and if such premium would at any time exceed 200% of the such amount, then Harrah's or the Surviving Corporation shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 200% of such amount.

       (c) The provisions of this Section 5.10 are intended to be an addition to the rights otherwise available to the current officers and directors of Rio by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     SECTION 5.11.  EMPLOYEE BENEFITS.

       (a) Harrah's shall cause the Surviving Corporation and its Subsidiaries to honor all written employment, consulting, severance and termination agreements (including change in control provisions) of the employees of Rio and its Subsidiaries set forth on Schedule 3.14(b)(15) of the Rio Disclosure Schedule. Harrah's acknowledges that consummation of the transactions contemplated by this Agreement will constitute a change in control (or change of control) of Rio (to the extent such concept is applicable) for the purpose of the Rio Stock Option Plans and all Employee Plans (as defined in Section 3.14(a)(iii) (causing all outstanding options to become vested and exercisable and all restrictions on outstanding restricted shares to lapse and all participants' accounts in the Supplemental Retirement and Deferred Compensation Plan to become payable in a lump sum).

       (b) For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any employee benefit plan or arrangement of Harrah's or the Surviving Corporation, other than for purposes of benefit accrual under any Pension Plan, employees of Rio and its Subsidiaries as of the Effective Time shall receive service credit for service with Rio and any of its Subsidiaries to the same extent such service was granted under the Employee Plans; PROVIDED, HOWEVER, that such service need not be credited to the extent that it would result in a duplication of benefits.

       (c) Nothing in this Agreement is intended to create any right of employment for any person or to create any obligation for Harrah's or the Surviving Corporation to continue any Employee Plan of Rio following the Effective Time, except as provided in Sections 2.3 and 5.11(a).

       (d) Harrah's will, or will cause the Surviving Corporation and its Subsidiaries to, (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any Welfare Plans that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any Welfare Plan maintained for the Affected Employees immediately prior to the Closing Date, and (ii) use its best efforts to provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date.

       (e) For a period of two years immediately following the Closing Date, the employer provided group health, life and disability benefits and the benefits under a qualified cash or deferred arrangement, within the meaning of Section 401(k) of the Code, exclusive of any benefits provided only to executives or a select group of management employees, provided to individuals who were employees of Rio or its Subsidiaries immediately prior to the Effective Time and who continue after the Closing Date to be employees of Harrah's, the Surviving Corporation or any of its subsidiaries (the "Affected Employees") pursuant to employee benefit plans or arrangements maintained by Harrah's, the Surviving Corporation and its subsidiaries shall be, in the aggregate for all plans combined and for all eligible employees combined, not materially less favorable for the Affected Employees than those provided to the Affected Employees immediately prior to the Closing Date.

     SECTION 5.12.  AFFILIATE AGREEMENTS.

       (a) Upon the execution of this Agreement, Rio will deliver to Harrah's a list identifying, to Rio's best knowledge, those persons who will be, at the time of the Rio Stockholders' Meeting, "affiliates" of Rio within the meaning of Rule 145 (each such person who is an "affiliate" of Rio within the meaning of Rule 145 is referred to as an "AFFILIATE") promulgated under the Securities Act ("RULE 145"). Rio shall provide to Harrah's such information and documents as Harrah's shall reasonably request for purposes of reviewing such list and shall notify the other party in writing regarding any change in the identity of its Affiliates prior to the Closing Date. Rio shall use all reasonable efforts to deliver or cause to be delivered to Harrah's by October 1, 1998 (and in any case prior to the Effective Time) from each of its Affiliates, an executed affiliate agreement in substantially the form attached hereto as Exhibit B attached hereto (an "AFFILIATE AGREEMENT").

     SECTION 5.13. POOLING ACCOUNTING. The parties will use their reasonable best efforts to cause the Merger to be treated as a pooling of interests for accounting purposes. Notwithstanding anything to the contrary in this Agreement (including, without limitation, Sections 5.1 and 5.2 hereof and Schedule 5.1 of the Rio Disclosure Schedule and Schedule 5.2 of the Harrah's Disclosure Schedule), from and after the date hereof and until the Effective Time, neither Rio nor Harrah's, nor any of their respective Subsidiaries or other Affiliates, shall knowingly take any action, or knowingly fail to take any action, that is reasonably likely to jeopardize the treatment of the Merger as a pooling of interests for accounting purposes. Rio and Harrah's shall each provide reasonable cooperation to Arthur Andersen LLP to enable it to issue the pooling letter referenced in
Section 6.3(f) hereof.

     SECTION 5.14.  TAX TREATMENT OF REORGANIZATION.

       (a) The parties intend the Merger to qualify as a reorganization under both Section 368(a)(1)(B) of the Code and Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and shall use their best efforts (and shall cause their respective Subsidiaries to use their best efforts) to cause the Merger to so qualify. Neither Rio nor Harrah's, nor any of their respective Subsidiaries or other Affiliates, shall take any action, or fail to take any action, that is not specifically provided for by this Agreement that would or would be reasonably likely to adversely affect the treatment of the Merger as a reorganization under Section 368(a) of the Code. Rio and Harrah's shall, and shall cause their respective Subsidiaries to, take the position for all purposes that the Merger qualifies as a reorganization under those Sections of the Code.

       (b) Rio and Harrah's shall cooperate and use their best efforts in obtaining the opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Rio, and Latham & Watkins, counsel to Harrah's, dated as of the Closing Date, to the effect that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In connection therewith, both Rio and Harrah's (together with Merger
Sub) shall deliver to Skadden, Arps, Slate, Meagher & Flom LLP and Latham & Watkins representation letters, dated and executed as of the Closing Date, in form and substance substantially identical to those attached hereto as Exhibits D and E (the "Representation Letters").

       (c) Rio and Harrah's shall cooperate and use their best efforts to confirm that there is no Rio stockholder with respect to whom any Tax, withholding, reporting or other obligation would arise under Sections 897 or 1445 (or related provisions) of the Code as a result of the Merger.

     SECTION 5.15.  FURTHER ASSURANCES AND ACTIONS.

       (a) Subject to the terms and conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) using their respective reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with each party hereto as are necessary for consummation of the transactions contemplated by this Agreement, and (ii) to fulfill all conditions precedent applicable to such party pursuant to this Agreement.

       (b) In case at any time after the Effective Date any further action is necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities, franchises of any of the parties to the Merger, the proper officers and/or directors of Harrah's, Rio and the Surviving Corporation shall take all such necessary action.

       (c) Notwithstanding anything to the foregoing to the contrary, in the event that the Merger or any of the other transactions contemplated by this Agreement will give rise to any default or breach under the terms of the Indentures governing Rio's 10-5/8% Senior Subordinated Notes due 2005 and 9-1/2% Senior Subordinated Notes due 2007, the seeking of the waiver or consent of the holders of such indebtedness to such default or breach shall be on terms and conditions determined by Harrah's in its sole and absolute discretion, which may include, subject to such discretion, the repayment or repurchase of such indebtedness and the amendment of the terms of such indebtedness which remains outstanding, in each case on terms that are usual and customary for similar transactions. In the event that a consent or waiver necessary to satisfy Section 6.3(e) shall not be received on terms and conditions acceptable to Harrah's, then Harrah's shall not be obligated to consummate the Merger or any other transaction contemplated hereby; PROVIDED, HOWEVER, that this Section 5.15(c) shall not apply to Section 4.08 of Rio's Indenture dated July 21, 1995 for the 10-5/8% Senior Subordinated Notes Due 2005, Section 4.08 of Rio's Indenture dated February 11, 1997 for the 9-1/2% Senior Subordinated Notes Due 2007.

     SECTION 5.16. STOCK EXCHANGE LISTING. Harrah's shall use its best efforts to list on the NYSE prior to the Effective Time, subject to official notice issuance, the shares of Harrah's Common Stock to be issued as Merger Consideration.

     SECTION 5.17. LETTER OF RIO'S ACCOUNTANTS. Rio shall use all reasonable efforts to cause to be delivered to Harrah's a letter of Arthur Andersen LLP, Rio's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Harrah's, in form reasonably satisfactory to Harrah's and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     SECTION 5.18. LETTER OF HARRAH'S ACCOUNTANTS. Harrah's shall use all reasonable efforts to cause to be delivered to Rio a letter of Arthur Andersen LLP, Harrah's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Rio, in form reasonably satisfactory to Rio and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     SECTION 5.19. APPOINTMENT OF HARRAH'S DIRECTOR. Harrah's agrees promptly following the Effective Time to appoint or take such actions as are necessary to nominate and seek the election of Anthony Marnell II to Harrah's Board of Directors for a term expiring at the annual meeting of stockholders in the year 2000.

     SECTION 5.20. TITLE INSURANCE. Rio shall take, or cause to be taken, all such actions as shall be necessary for Harrah's to obtain, at the Effective Time, the title insurance coverage which is described on Exhibit C attached hereto for each parcel of Rio Real Property (exclusive of Rio Leased Property under Rio Space Leases) (the "TITLE INSURANCE") to be issued by a title insurance company or companies selected by Rio and reasonably
acceptable to Harrah's (collectively, the "TITLE INSURER").   Such actions
required of Rio shall include, without limitation, the provision of such documentation and other information as shall be reasonably requested by the Title Insurer and the execution and delivery of such affidavits, indemnity agreements and other documents as shall be reasonably requested by the Title Insurer. Rio shall obtain from surveyors reasonably acceptable to Harrah's all surveys of the Rio Real Property necessary for the issuance of the Title Insurance at Rio's cost.

                                    ARTICLE VI.

                                CONDITIONS TO MERGER

     SECTION 6.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or waiver by each party prior to the Effective Time of the following conditions:

       (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved by the stockholders of Rio and the stockholders of Harrah's in the manner required under the NRS and the Articles of Incorporation of Rio and Harrah's, respectively.

       (b) NO INJUNCTIONS. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule, regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

       (c) GOVERNMENTAL APPROVALS. All Governmental Approvals required to consummate the transactions contemplated hereby shall have been obtained (including, without limitation, under the Rio Gaming Laws and the Harrah's Gaming Laws), all such approvals shall remain in full force and effect, all statutory waiting periods in respect thereof (including, without limitation, under the HSR Act) shall have expired and no such approval shall contain any conditions, limitations or restrictions which will have or would reasonably be expected to have a Rio Material Adverse Effect or a Harrah's Material Adverse Effect.

       (d) NYSE LISTING. The Harrah's Common Stock to be issued to holders of Rio Common Stock in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

       (e) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.

     SECTION 6.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF RIO. The obligation of Rio to effect the Merger is subject to the satisfaction of each of the following conditions prior to the Effective Time, any of which may be waived in writing exclusively by Rio:

       (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Harrah's and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and, except to the extent such representations speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date, except for (i) changes contemplated by this Agreement and (ii) other than for representations and warranties already qualified as to materiality or a Harrah's Material Adverse Effect, inaccuracies which, individually or in the aggregate have not had and are not reasonably likely to have a Harrah's Material Adverse Effect. Rio shall have received a certificate signed on behalf of Harrah's by the chief executive officer and the chief financial officer of Harrah's to such effect.

       (b) PERFORMANCE OF OBLIGATIONS OF HARRAH'S. Harrah's shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Rio shall have received a certificate signed on behalf of Harrah's by the chief executive officer and the chief financial officer of Harrah's to such effect.

       (c) TAX OPINION REGARDING MERGER. Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Rio, shall have delivered to Rio an opinion, dated as of the Closing Date, to the effect that, based upon representations, assumptions and conditions customary for transactions such as the Merger (including the Representation Letters), that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

       (d) NO MATERIAL ADVERSE CHANGE. Between the date of this Agreement and the Effective Date, there shall not have been any event, development, condition or state of affairs which resulted in or is reasonably likely to result in a material adverse change in the business, properties, financial condition or results of operations of Harrah's and its Subsidiaries, taken as a whole, other than changes, if any, resulting from the effect of economic changes which are applicable to the gaming industry generally or the gaming industry in markets in which Harrah's or its Subsidiaries conducts business.

       (e) THIRD-PARTY CONSENTS. Harrah's shall have received all third-party consents and approvals required to be obtained by Harrah's in connection with the transactions contemplated hereby, under any contract to which Harrah's (or any of its Subsidiaries) may be a party, except for such third-party consents and approvals as to which the failure to obtain, either individually or in the aggregate, would not reasonably be expected to result in a Harrah's Material Adverse Effect.

     SECTION 6.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF HARRAH'S. The obligations of Harrah's and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions prior to the Effective Time, any of which may be waived in writing exclusively by Harrah's:

       (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Harrah's and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and, except to the extent such representations speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date, except for (i) changes contemplated by this Agreement and (ii) other than for representations and warranties already qualified as to materiality or a Rio Material Adverse Effect, inaccuracies which, individually or in the aggregate have not had and are not reasonably likely to have a Rio Material Adverse Effect. Rio shall have received a certificate signed on behalf of Harrah's by the chief executive officer and the chief financial officer of Harrah's to such effect.

       (b) PERFORMANCE OF OBLIGATIONS OF RIO AND CERTAIN STOCKHOLDERS. Rio shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and Harrah's shall have received a certificate signed on behalf of Rio by the chief executive officer and the chief financial officer of Rio to each such effect. Each of the Rio stockholders that is a party to a Stockholder Support Agreement shall have performed in all material respects all obligations required to be performed by it under the Stockholder Support Agreements at or prior to the Closing Date.

       (c) NO MATERIAL ADVERSE CHANGE. Between the date of this Agreement and the Effective Date, there shall not have been any event, development, condition or state of affairs which resulted in or is reasonably likely to result in a material adverse change in the business or properties, (including, without limitation, Rio's development plans contemplated by the Phase VI Expansion Plan and the development plans of the Phase VI Land), financial condition or results of operations of Rio and its Subsidiaries, taken as a whole, other than changes, if any, resulting from the effect of economic changes which are applicable to the gaming industry generally or the Las Vegas gaming industry in particular.

       (d) TAX OPINION REGARDING MERGER. Latham & Watkins, counsel to Harrah's, shall have delivered to Harrah's an opinion, dated as of the Closing Date, to the effect that, based upon representations, assumptions and conditions customary for transactions such as the Merger (including the Representation Letters), that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

       (e) THIRD-PARTY CONSENTS. Rio shall have received all third-party consents and approvals required to be obtained by Rio in connection with the transactions contemplated hereby, under any contract to which Rio (or any of its Subsidiaries) may be a party, except for such third-party consents and approvals as to which the failure to obtain, either individually or in the aggregate, would not reasonably be expected to result in a Rio Material Adverse Effect.

       (f) POOLING LETTER. Harrah's shall have received a letter from Arthur Andersen LLP addressed to Harrah's regarding its concurrence with the conclusions of management of Harrah's as to the appropriateness of the pooling of interests accounting under Accounting Principles Board Opinion No. 16 for the transactions contemplated hereby.

                                  ARTICLE VII.

                            TERMINATION AND AMENDMENT

     SECTION 7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 7.1(b) through 7.1(h), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of Rio:

       (a)     by mutual written consent of Rio and Harrah's; or

       (b) by either Harrah's or Rio if the Merger shall not have been consummated by January 31, 1999 (PROVIDED that (i) if the Merger shall not have been consummated because the requisite Governmental Approvals required under Section 6.1(c) shall not have been obtained and are still being pursued, either Harrah's or Rio may extend such date to May 31, 1999 by providing written notice thereof to the other party on or prior to January 31, 1999 and (ii) the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

       (c) by either Harrah's or Rio if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

       (d) (i) by either Harrah's or Rio, if, at the Rio Stockholders' Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Rio in favor of the approval and adoption of this Agreement and the Merger shall not have been obtained; or (ii) by either Rio or Harrah's, if, at the Harrah's Stockholders' Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Harrah's in favor of the approval and adoption of this Agreement and the Merger shall not have been obtained; or

       (e) (i) by Harrah's, if for any reason Rio fails to call and hold the Rio Stockholders' Meeting by January 31, 1999; PROVIDED, that Harrah's right to terminate this Agreement under this clause (e)(i) shall not be available if at such time Rio would be entitled to terminate this Agreement under Section 7.1(h); or (ii) by Rio, if for any reason Harrah's fails to call and hold the Harrah's Stockholders' Meeting by January 31, 1999; PROVIDED, that Rio's right to terminate this

Agreement under this clause (e)(ii) shall not be available if at such time Harrah's would be entitled to terminate this Agreement under Section 7.1(h); or

       (f) by Rio, in accordance with Section 5.4(c); PROVIDED, HOWEVER, that no termination to this Section 7.1(f) shall be deemed effective unless Rio shall have complied with all provisions contained in Section 5.4(c), including the notice provision therein, and the applicable requirements of
Section 7.3, including the payment of the termination fee pursuant to Section 7.3(b)(iii); or

       (g) by Rio, if Harrah's consolidates or merges with or into, or sells all or substantially all of its assets directly or through the sale of capital stock to any person, if after any such transaction, the stockholders of Harrah's immediately prior to such transaction do not own at least 50% of the voting stock of the surviving or acquiring entity immediately after such transaction; or

       (h) by Harrah's or Rio, if there has been a breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement, which breach will cause the conditions set forth in Section 6.2(a) or (b) (in the case of termination by Rio) or 6.3(a) or (b) (in the case of termination by Harrah's) not to be satisfied.

     SECTION 7.2. EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Harrah's, Merger Sub or Rio, or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 7.3 and except that such termination shall not limit liability for a willful breach of this Agreement; PROVIDED that the provisions of this Section 7.2, Section 7.3 of this Agreement and the Confidentiality Agreements shall remain in full force and effect and survive any termination of this Agreement.

     SECTION 7.3.   FEES AND EXPENSES.

       (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

       (b) Rio shall pay Harrah's a termination fee of $22.5 million via wire transfer of same-day funds on the date of the earliest to occur of the following events:

            (i) the termination of this Agreement by Harrah's or Rio pursuant to Section 7.1(d)(i), if an Acquisition Proposal involving Rio shall have been publicly announced prior to the Stockholders' Meeting and either an Acquisition Agreement for a Rio Alternative Transaction is entered into, or a Rio Alternative Transaction is consummated, within twelve months of such termination;

            (ii)    the termination of this Agreement by Harrah's pursuant to
Section 7.1(e)(i);

            (iii)   the termination of this Agreement by Rio pursuant to
Section 7.1(f); or

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

            (iv)    the termination of this Agreement by Harrah's pursuant to
Section 7.1(h); PROVIDED that if such termination occurs solely on account of Rio's breach of a representation or warranty (and Rio has not otherwise breached any material covenant or agreement, in which case this proviso shall not apply), such termination fee shall be payable only if an Acquisition Proposal involving Rio shall have been publicly announced prior to such termination and either an Acquisition Agreement for a Rio Alternative Transaction is entered into, or a Rio Alternative Transaction is consummated, within twelve months of such termination.

       Rio's payment of a termination fee pursuant to this subsection shall be the sole and exclusive remedy of Harrah's against Rio and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; PROVIDED that this limitation shall not apply in the event of a willful breach of this Agreement by Rio.

       (c) Harrah's shall pay Rio a termination fee of $22.5 million via wire transfer of same-day funds on the date of the earliest to occur of the following events:

            (i) the termination of this Agreement by Harrah's or Rio pursuant to Section 7.1(d)(ii), if an Acquisition Proposal involving Harrah's shall have been publicly announced prior to the Stockholders' Meeting and either an Acquisition Agreement for a Harrah's Alternative Transaction is entered into, or a Harrah's Alternative Transaction is consummated, within twelve months of such termination;

            (ii)    the termination of this Agreement by Rio pursuant to
Section 7.1(e)(ii); or

            (iii)   the termination of this Agreement by Rio pursuant to
Section 7.1(h); PROVIDED that if such termination occurs solely on account of Harrah's breach of a representation or warranty (and Harrah's has not otherwise breached any material covenant or agreement, in which case this proviso shall not apply), such termination fee shall be payable only if an Acquisition Proposal involving Harrah's shall have been publicly announced prior to such termination and either an Acquisition Agreement for a Harrah's Alternative Transaction is entered into, or an Alternative Transaction is consummated, within twelve months of such termination.

          Harrah's payment of a termination fee pursuant to this subsection shall be the sole and exclusive remedy of Rio against Harrah's and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; PROVIDED that this limitation shall not apply in the event of a willful breach of this Agreement by Harrah's.

       (d) Harrah's shall pay River a termination fee of $10.0 million via wire transfer of same-day funds on the date the Merger Agreement is terminated pursuant to Section 7.1(b) if, at the time of such termination, the condition set forth in Section 6.3(f) has not been satisfied or waived by Harrah's.

        (e)    As used in this Agreement, "RIO ALTERNATIVE TRANSACTION" means
(i) a transaction pursuant to which any Third Party acquires more than 50% of the outstanding shares of Rio Common Stock pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving Rio pursuant to which any Third Party (or the stockholders of a Third Party) acquires more than 50% of the outstanding shares of Rio Common Stock or the entity surviving such merger or business combination, or (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Rio, and the entity surviving any merger or business combination including any of them) of Rio having a fair market value (as determined in good faith by the Board of Directors of Rio) equal to more than 50% of the fair market value of all the assets of Rio and its Subsidiaries, taken as a whole, immediately prior to such transaction.

       (f) As used in this Agreement, "HARRAH'S ALTERNATIVE TRANSACTION" means (i) a transaction pursuant to which any Third Party acquires more than 50% of the outstanding shares of Harrah's Common Stock pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving Harrah's pursuant to which any Third Party (or the stockholders of a Third Party) acquires more than 50% of the outstanding shares of Harrah's Common Stock or the entity surviving such merger or business combination, or (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Harrah's, and the entity surviving any merger or business combination including any of them) of Harrah's having a fair market value (as determined in good faith by the Board of Directors of Harrah's) equal to more than 50% of the fair market value of all the assets of Harrah's and its Subsidiaries, taken as a whole, immediately prior to such transaction.

       (g) The fees payable pursuant to Section 7.3(b) shall be paid concurrently with the first to occur of the events described in Section 7.3(b)(i), (ii), (iii) or (iv), and the fees payable pursuant to Section 7.3(c) shall be paid concurrently with the first to occur of the events described in Sections 7.3(c)(i), (ii) or (iii).

     SECTION 7.4. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Rio, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 7.5. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained here. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                 ARTICLE VIII.

                                 MISCELLANEOUS

     SECTION 8.1. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 1.4, 1.5, 1.6, 2.1, 2.2, 2.3, 5.10, and 5.11 and
Article VIII. The Confidentiality Agreements shall survive the execution and delivery of this Agreement.

     SECTION 8.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

       (a)     if to Rio, to

                              Rio Hotel & Casino, Inc.
                              3700 West Flamingo Road
                              Las Vegas, Nevada  89103
                              Attn:  James A. Barrett, Jr.
                              Telecopy:  (702) 252-7633

                              with a copy to

                              Rio's Counsel

                              Kummer, Kaempfer, Bonner & Renshaw
                              3800 Howard Hughes Parkway
                              7th Floor
                              Las Vegas, NV  89109
                              Attn:  Michael J. Bonner, Esq.
                              Telecopy: (702) 796-7181

                              Skadden, Arps, Slate, Meagher & Flom LLP
                              919 Third Avenue
                              New York, New York  10022
                              Attn:  Morris J. Kramer, Esq.
                              Telecopy:  (212) 735-2000

       (b)     if to Harrah's or Merger Sub, to

                              Harrah's Entertainment, Inc.
                              1023 Cherry Road
                              Memphis, Tennessee 38117
                              Attn: Colin V. Reed
                              Telecopy: (901) 762-8804
                              with a copy to:

                              Latham & Watkins
                              633 West Fifth Street, Suite 4000
                              Los Angeles, California  90071-2007
                              Attn:  Edward Sonnenschein, Jr., Esq.
                              Telecopy: (213) 891-8763

     SECTION 8.3. INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 9, 1998.

     SECTION 8.4. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 8.5. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and all documents and instruments referred to herein (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.10, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; PROVIDED that the Confidentiality Agreements shall remain in full force and effect until the Effective Time. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of Harrah's, Merger Sub or Rio makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to any of them or their respective representatives of any documentation or other information with respect to any one or more of the foregoing.

     SECTION 8.6. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada without regard to any applicable conflicts of law.

     SECTION 8.7. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Harrah's; PROVIDED that no such assignment shall relieve Harrah's of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 8.8. SEVERABILITY; ENFORCEMENT. Except to the extent that the application of this Section 8.8 would be reasonably likely to have a Harrah's Material Adverse Effect with respect to Harrah's or a Rio Material Adverse Effect with respect to Rio, the invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any covenant hereunder is too broad to permit enforcement of such covenant to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such covenant to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such covenant.

     SECTION 8.9. SPECIFIC PERFORMANCE. The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable laws, each party hereto waives any objection to the imposition of such relief.

          IN WITNESS WHEREOF, HARRAH'S, MERGER SUB AND RIO HAVE CAUSED THIS AGREEMENT TO BE SIGNED BY THEIR RESPECTIVE DULY AUTHORIZED OFFICERS AS OF THE DATE FIRST WRITTEN ABOVE.

                                   HARRAH'S ENTERTAINMENT, INC.


                                   By:   /s/ COLIN V. REED
                                       ----------------------------------
                                         Colin V. Reed
                                   Its:  Executive Vice President &
                                          Chief Financial Officer

                                   HEI ACQUISITION CORP. III


                                   By:    /s/ COLIN V. REED
                                       -----------------------------------
                                          Colin V. Reed
                                   Its:   Executive Vice President

                                   RIO HOTEL & CASINO, INC.


                                   By:   /s/ JAMES A. BARRETT, JR.
                                      ------------------------------------
                                   Its:  President

                                     EXHIBIT A

                       FORM OF STOCKHOLDER SUPPORT AGREEMENT

     STOCKHOLDER SUPPORT AGREEMENT, dated as of August 9, 1998 (this "AGREEMENT"), by _______________ ("STOCKHOLDER") to and for the benefit of Harrah's Entertainment, Inc., a Delaware corporation ("HARRAH'S"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

     WHEREAS, as of the date hereof, Stockholder owns of record and beneficially ________ shares (such shares, together with any other voting or equity securities of Rio Hotel & Casino, Inc., a Nevada corporation ("RIO"), hereafter acquired by Stockholder prior to the termination of this Agreement, being referred to herein collectively as the "SHARES") of common stock, par value $0.01 per share ("RIO COMMON STOCK");

     WHEREAS, concurrently with the execution of this Agreement, Harrah's, HEI Acquisition Corp. III, a Nevada corporation and indirect wholly-owned subsidiary of Harrah's ("MERGER SUB"), and Rio are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into Rio such that Rio will become an indirect wholly-owned subsidiary of Harrah's (the "MERGER"); and

     WHEREAS, as a condition to the willingness of Rio, Harrah's and Merger Sub to enter into the Merger Agreement, Harrah's has requested the Stockholder agree, and in order to induce Harrah's and Merger Sub to enter into the Merger Agreement, the Stockholder is willing to agree to vote in favor of adopting the Merger Agreement and approving the Merger, upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

     Section 1. VOTING OF SHARES. Until the termination of this Agreement in accordance with the terms hereof, Stockholder hereby agrees that, at the Rio Stockholders' Meeting (as defined in the Merger Agreement) or any other meeting of the stockholders of Rio, however called, and in any action by written consent of the stockholders of Rio, Stockholder will vote all of his or her respective Shares (a) in favor of adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, and (b) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of Rio (or any class thereof). In addition, Stockholder agrees that it will, upon request by Harrah's, furnish written confirmation, in form and substance reasonably acceptable to Harrah's, of such Stockholder's vote in favor of the Merger Agreement and the Merger. Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

     Section 2. TRANSFER OF SHARES. Stockholder represents and warrants that it has no present intention of taking action, prior to the termination of this Agreement in accordance with the terms hereof, to, directly or indirectly, (a) sell, assign, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber or otherwise dispose of any of the Shares, (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or other disposition of any Shares.

     Section 3. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Stockholder hereby represents and warrants to Harrah's with respect to himself or herself and his or her ownership of the Shares as follows:

               (a) OWNERSHIP OF SHARES. On the date hereof, the Shares are owned of record and beneficially by Stockholder. Stockholder has sole voting power, without restrictions, with respect to all of the Shares.

               (b) POWER, BINDING AGREEMENT. Stockholder has the legal capacity, power and authority to enter into and perform all of his or her obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any other agreement to which Stockholder is a party, including, without limitation, any voting agreement, stockholders' agreement, partnership agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

               (c) NO CONFLICTS. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Stockholder or any of his or her properties or assets, other than such conflicts, violations or defaults or terminations, cancellations or accelerations which individually or in the aggregate do not materially impair the ability of Stockholder to perform his or her obligations hereunder. Subject to Rio Gaming Laws, no consent, approval, order or authorization of, or registration, declaration, or filing with, any governmental entity is required by or with respect to the execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby.

     Section 4. NO SOLICITATION. Prior to the termination of this Agreement in accordance with its terms, Stockholder agrees that (i) in his or her individual capacity he or she will not, nor will he or she authorize or permit any of his or her employees, agents and representatives to, directly or indirectly, (a) initiate, solicit or encourage any inquiries or the making of any Acquisition Proposal (as defined in the Merger Agreement), (b) enter into any agreement with respect to any Acquisition Proposal, or (c) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, and (ii) he or she will notify Harrah's as soon as possible if any such inquiries or proposals are received by, any information or documents is requested from, or any negotiations or discussions are sought to be initiated or continued with, him or her or any of his or her affiliates in his or her individual capacity.

     Section 5. TERMINATION. This Agreement shall terminate upon the earliest to occur of (i) the Effective Time (as such term is defined in the Merger Agreement) or (ii) any termination of the Merger Agreement in accordance with the terms thereof; PROVIDED that the provisions of Sections 6 and 8 of this Agreement shall survive any termination of this Agreement; and PROVIDED FURTHER that no such termination shall relieve any party of liability for a breach hereof prior to termination.

     Section 6. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     Section 7. FIDUCIARY DUTIES. Notwithstanding anything in this Agreement to the contrary, the covenants and agreements set forth herein shall not prevent Stockholder from serving on Rio's Board of Directors and from taking or not taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as a director of Rio.

     Section 8.     MISCELLANEOUS.

               (a) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

               (b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

               (c) This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to the principles of conflicts of law thereof.

               (d) This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, EACH OF THE PARTIES HERETO HAS CAUSED THIS AGREEMENT TO BE SIGNED BY THEIR RESPECTIVE DULY AUTHORIZED OFFICERS AS OF THE DATE FIRST WRITTEN ABOVE.

                                        STOCKHOLDER


                                        -------------------------------------

Agreed and Acknowledged:

HARRAH'S ENTERTAINMENT, INC.

By:
    --------------------------------
Its:
    --------------------------------

                                   EXHIBIT B
                          FORM OF AFFILIATE LETTER

Harrah's Entertainment, Inc.


Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Rio Hotel & Casino, Inc., a Nevada corporation ("RIO"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "RULES AND
REGULATIONS") of the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended, (the "ACT"). Pursuant to the terms of the Merger Agreement, dated as of August 9, 1998 (the "AGREEMENT"), between Harrah's Entertainment, Inc., a Delaware corporation ("HARRAH'S"), Harrah's Sub Corp., a Nevada corporation ("MERGER SUB"), and Rio, Merger Sub will be merged with and into Rio (as defined in the Agreement) (the "MERGER").

     As a result of the Merger, I may receive shares of Common Stock, par value $0.10 per share, of Harrah's (as defined in the Agreement) (the "HARRAH'S COMMON STOCK") in exchange for shares owned by me of Common Stock, par value $0.01 per share, of Rio.

     1. COMPLIANCE WITH THE ACT. I represent, warrant and covenant to the Harrah's that in the event I receive any Harrah's Common Stock as a result of the Merger:

          A. I shall not make any sale, transfer or other disposition of the Harrah's Common Stock in violation of the Act or the Rules and Regulations.

          B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Harrah's Common Stock to the extent I felt necessary, with my counsel or counsel for Rio.

          C. I have been advised that the issuance of Harrah's Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger is submitted for a vote of the stockholders of Rio, I may be deemed to have been an affiliate of Rio and the distribution by me of the Harrah's Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Harrah's Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Harrah's, or pursuant to a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          D. I understand that Harrah's is under no obligation to register the sale, transfer or disposition of the Harrah's Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available; PROVIDED, HOWEVER, that Harrah's shall meet the requirements of paragraph (c) of Rule 144 promulgated under the Act.

          E. I also understand that stop transfer instructions will be given to the Harrah's transfer agent with respect to the Harrah's Common Stock and that there will be placed on the Certificates for the Harrah's Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED AUGUST 9, 1998 BETWEEN THE REGISTERED HOLDER HEREOF AND HARRAH'S ENTERTAINMENT, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF HARRAH'S ENTERTAINMENT, INC."

          F. I also understand that unless the transfer by me of my Harrah's Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Harrah's reserves the right to put the following legend on the certificates issued to my transferee:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

     It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this Agreement. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) one year shall have elapsed from the date the undersigned acquired the Harrah's Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired Harrah's Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned, or (iii) Harrah's has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Harrah's, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

     2. POOLING REQUIREMENTS. The undersigned will not sell, assign, transfer or otherwise dispose of or encumber (i) any shares of Rio Common Stock, whether now owned or hereafter acquired by the undersigned, (ii) any options, warrants, or other rights to receive such stock, whether now owned or hereafter acquired by the undersigned, (iii) any shares of Harrah's Common Stock, whether now owned or hereafter acquired by the undersigned or (iv) any options, warrants, or other rights to receive such Harrah's Common Stock, whether now owned or hereafter acquired by the undersigned, in each of the foregoing cases, from thirty (30) days prior to the closing of the Merger until the consolidated results of operations of Harrah's and Rio, including at least thirty (30) days of combined operations after the Effective Time (as defined in the Agreement), are made available to the public.

     3.    CERTAIN TAX MATTERS.   The undersigned does not intend to take a
position on any federal or state income tax return that is inconsistent with the treatment of the Merger as a tax-free reorganization for federal or state income tax purposes.

     Execution of this letter should not be considered an admission on my part that I am an "affiliate" of Rio as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                              Very truly yours,




Name:
Accepted this        day of
            , 1998 by

                              HARRAH'S ENTERTAINMENT,  INC.



                              By:
                                 ---------------------------------------

                              Name:
                                   -------------------------------------

                              Title:
                                    ------------------------------------

                                     EXHIBIT C
                  TITLE INSURANCE REQUIREMENTS FOR EACH PARCEL OF
                                 RIO REAL PROPERTY


1.   POLICY FORM:      ALTA 1970 Form B Owner's Policy in an amount and with
     such co-insurance or reinsurance as shall be reasonably requested by Harrah's.

2.   INSURED:    Record holder of parcel or insured interest therein immediately after the Effective Time.

3.   TITLE EXCEPTIONS:     Only those exceptions described in Schedule 3.8(b) of
     the Rio Disclosure Schedule and the Rio Permitted Liens.

4.   ENDORSEMENT COVERAGE:

     -    Delete Standard Exceptions
     -    Access (via particular streets or easements as the case may be)
     - Survey (insuring the insured premises to be the same as the surveyed premises and that all easements are located as shown on the survey)
     - Contiguity (insuring no strips, gores, gaps within lots or between apparently contiguous lots)
     -    Owner's Comprehensive
     -    No Encroachments
     -    Legal Lot/Subdivision
     -    Zoning (ALTA 3.1 for improved premises)
     -    Going Concern (Special Valuation)
     -    Corporate Successor (if applicable)
     -    Sears (agreement to issue new policies)
     - Non-Imputation (insuring against non-record matters known to Rio officers and employees)
     - Option (as to option properties)(insuring the validity of any options held)
     - Lessor's Interest (as to leasehold properties)(insuring the priority of the leasehold)
     -    Deletion of Paragraph 10 of Conditions and Stipulations
     -    Agreement as to adequacy of coverage (no coinsurance)
     -    Mineral Rights
     - Affirmative insurance against all loss, cost or damage resulting from particular exceptions

                                   EXHIBIT D
                          RIO REPRESENTATION LETTER

                               [RIO LETTERHEAD]

                                  _______, 1998

Skadden, Arps, Slate, Meagher & Flom LLP
919 Third Avenue
New York, New York 10022

Latham & Watkins
233 South Wacker Drive
Chicago, Illinois 60606

Ladies and Gentlemen:

     On behalf of Rio Hotel & Casino, Inc. ("Target"), the undersigned, an officer of Target, in connection with the opinions to be delivered by Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden, Arps") and Latham & Watkins pursuant to Section 6.2(c) and 6.3(d), respectively (each, a "Tax Opinion"), of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of ___________, 1998, among Harrah's Entertainment, Inc. ("Parent"), HEI Acquisition Corp. III ("Merger Sub") and Target, pursuant to which Merger Sub will merge with and into Target, with Target surviving (the "Merger"), and recognizing that each of you will, and authorizing each of you to, rely upon this certificate in rendering your respective Tax Opinion, hereby certifies that:(1)

     1. The facts relating to the Merger described in the combined Proxy Statement of Target and Prospectus of Parent relating to the Merger (the "Proxy Statement-Prospectus") and related documents and materials are accurate and complete in all material respects and will be accurate and complete in all material respects at the Effective Time.

     2. The Merger will be consummated in compliance with the terms and conditions of the Merger Agreement and as described in the Proxy
Statement-Prospectus, and none of the terms and conditions contained in the Merger Agreement have been or will be waived or modified (except as set forth in the schedule attached hereto).

_____________________________
(1) For purposes of this certificate, capitalized terms used and not otherwise defined herein shall have the meanings specified in the Merger Agreement.

     3. The aggregate fair market value of the shares of Parent voting stock received by each stockholder of Target will be approximately equal to the fair market value of the shares of Target stock surrendered in the Merger, as determined by arm's-length negotiations between the respective managements and representatives of Parent and Target.

     4. No assets of Target have been sold, transferred or otherwise disposed of which would prevent Target from continuing its historic business or from using a significant portion of its historic business assets in a business following the Merger.

     5. Target and the stockholder of Target will pay, and will not be reimbursed for, their respective expenses, if any, incurred in connection with the Merger.

     6. There is no intercorporate indebtedness existing between Parent or any of its Subsidiaries, on the one hand, and Target or any of its Subsidiaries, on the other hand, that was issued, acquired, or will be settled at a discount.

     7. In the Merger, Target stock will be exchanged solely for Parent voting stock (other than cash paid in lieu of fractional shares of Parent voting stock). For purposes of this representation, Target stock redeemed for cash or other property furnished by Parent will be considered as acquired by Parent.

     8. Target is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of Code.

     9. At the Effective Time, the aggregate fair market value of the assets of Target will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

     10. The payment of cash in lieu of fractional shares of Parent stock, if any, is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration.

     11. The payment of cash in lieu of fractional shares of Parent stock, if any, will not, in the aggregate, exceed one percent of the total fair market value of the consideration that will be received by the holders of Target stock in the Merger. No Target stockholder will receive cash in an amount greater than the fair market value of one share of Harrah's Common Stock.

     12. None of the compensation received by any stockholder-employee of Target will be separate consideration for, or allocable to, any of their shares of Target stock, none of the shares of Parent stock received by any stockholder-employee of Target will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employee of Target will be for services rendered and will be commensurate with amounts that would be paid to third parties bargaining at arm's-length for similar services.

     13. Target is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     14. Target has no plan or intention to issue additional shares of its stock that would result in Parent losing control of Target within the meaning of Section 368(c) of the Code.

     15. In the Merger, shares of Target stock representing control of Target, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of Parent. For purposes of this representation, shares of Target stock exchanged for cash or other property originating with Parent will be treated as outstanding Target stock at the Effective Time.

     16. At the Effective Time, Target will not have outstanding any warrants, options, convertible securities or any other type of rights pursuant to which any person could acquire stock in Target that, if exercised or converted, would affect Parent's acquisition or retention of control of Target, as defined in Section 368(c) of the Code.

     17. Prior to and in connection with the Merger, (i) neither Target nor any person related to Target (within the meaning of Treasury Regulation
Section 1.368-1(e)(3)) has redeemed, purchased or otherwise acquired shares of Target stock, (ii) no person related to Parent (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) has acquired any shares of Target stock with consideration other than Parent stock and (ii) Target has not made an extraordinary distribution (as described in Treasury Regulation Section 1.368-1T(e)(1)(ii)(A)) with respect to its stock.

     18. At the Effective Time, Target will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets. For purposes of this representation, amounts paid by Target to dissenters, amounts paid by Target to shareholders of Target who receive cash or other property, amounts used by Target to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends, if any) made by Target will be included as assets of Target immediately prior to the Merger.

     19. Target has no authorized stock other than River Common Stock, River Preferred Stock and River Class II Preferred Stock. Immediately prior to the Merger, the only stock of Target that will be issued and outstanding will be River Common Stock.

     20.  There will be no dissenters' rights in the Merger.

     21. Except for the River Common Stock, Target has no issued and outstanding equity or any outstanding indebtedness, instrument, contract or other arrangement that could be treated as equity of Target under United States federal income tax law. Additionally, Target has no outstanding stock, indebtedness, instrument, contract or other arrangement that Target has treated as debt for United States federal income tax purposes, but as other than debt for any other purpose.

     Skadden, Arps and Latham & Watkins may rely, without further inquiry, on the accuracy of the foregoing representations for purposes of rendering their respective Tax Opinions and the undersigned hereby consents to Skadden, Arps and Latham & Watkins referencing this certificate in their Tax Opinions. Target will promptly and timely notify Skadden, Arps and Latham & Watkins if it is discovered that any of the above certifications ceases to be true, correct and complete at or prior to the Effective Time.

     IN WITNESS WHEREOF, the undersigned, on behalf of Target signed this certificate this ______ day of ___________, 1998.


                                            RIO HOTEL & CASINO, INC.


                                            By:  _____________________________
                                                 Name:
                                                 Title:

                                   EXHIBIT E
                        HARRAH'S REPRESENTATION LETTER

                            [HARRAH'S LETTERHEAD]

                                     _______, 1998

Skadden, Arps, Slate, Meagher & Flom LLP
919 Third Avenue
New York, New York 10022

Latham & Watkins
233 South Wacker Drive
Chicago, Illinois 60606

Ladies and Gentlemen:

     On behalf of Harrah's Entertainment, Inc. ("Parent") and HEI Acquisition Corp. III ("Merger Sub"), the undersigned, an officer of Parent and Merger Sub, in connection with the opinions to be delivered by Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden, Arps") and Latham & Watkins pursuant to Section 6.2(c) and 6.3(d), respectively (each, a "Tax Opinion"), of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of _________, 1998, between Parent, Merger Sub and Rio Hotel & Casino, Inc. ("Target"), pursuant to which Merger Sub will merge with and into Target with Target surviving (the "Merger"), and recognizing that each of you will, and authorizing each of you to, rely upon this certificate in rendering your respective Tax Opinion, hereby certifies that:(1)

     1. The facts relating to the Merger described in the combined Proxy Statement of Target and Prospectus of Parent relating to the Merger (the "Proxy Statement-Prospectus") and related documents and materials are accurate and complete in all material respects and will be accurate and complete in all material respects at the Effective Time.

     2. The Merger will be consummated in compliance with the terms and conditions of the Merger Agreement and as described in the Proxy
Statement-Prospectus, and none of the terms and conditions contained in the Merger Agreement have been or will be waived or modified (except as set forth in the schedule attached hereto)

________________________
(1) For purposes of this certificate, capitalized terms used and not otherwise defined herein shall have the meaning specified in the Merger Agreement.

     3. The aggregate fair market value of the shares of Parent stock received by each stockholder of Target will be approximately equal to the fair market value of the shares of Target stock surrendered in the Merger, as determined by arm's length negotiations between the respective managements and representatives of Parent and Target.

     4. Except for cash paid in lieu of fractional shares of Parent stock, if any, pursuant to the Merger, neither Parent nor any person related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(3) has any plan or intention to purchase, redeem or otherwise acquire any of the Parent stock that will be issued in the Merger. Following the Merger, any acquisitions of Parent stock pursuant to any stock repurchased (or other similar) program of Parent will be directed to Parent shareholders generally and will not be directed specifically to the holders of Target stock who receive Parent stock pursuant to the Merger.

     5. Parent does not currently have any stock purchase (or other similar) programs in effect and has no plan or intention to adopt any such programs.

     6. Following the Merger, Parent has no plan or intentions to (i) liquidate Target, (ii) merger Target with or into another corporation, (iii) sell or otherwise dispose of any of the stock of Target, except for transfers described in Section 368(a)(2)(C) of the Code, or (iv) cause Target to sell or otherwise dispose of any of the assets of Target, except for (A) dispositions made in the ordinary course of business, (B) arm's-length sales to persons unrelated to Parent or Target that are consistent with the requirements of Treasury Regulation Section 1.368-1(d) or (C) transfers to members of Parent's "qualified group." For purposes of this representation, Parent's "qualified group" is one or more chains of corporations connected through stock ownership with Parent, but only if Parent owns directly stock meeting the requirements of Section 368(c) in at least one other corporation, and stock meeting the requirements of Section 368(c) in each of the corporations (except Parent) is owned directly by one of the other corporations.

     7. Following the Merger, Parent will cause Target to continue its historic business or use a significant portion of its historic business assets in a business, in each case, within the meaning of Section 1.368-1(d) of the Treasury Regulations.

     8. Parent and Merger Sub will pay, and will not be reimbursed for, their respective expenses incurred in connection with the Merger. Parent and Merger Sub will pay or assume in connection with the Merger only those expenses of Target and Target's stockholders that are solely and directly related to the Merger in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1, C.B. 187.

     9. There is no intercorporate indebtedness existing between Parent or any of its Subsidiaries (including Merger Sub), on the one hand, and Target or any of its Subsidiaries, on the other hand, that was issued, acquired, or will be settled at a discount.

     10. In the Merger, Target stock will be exchanged solely for Parent voting stock (other than cash paid in lieu of fractional shares of Parent voting stock). For purposes of this representation, Target stock redeemed for cash or other property furnished by Parent will be considered as acquired by Parent.

     11. None of Parent or its Subsidiaries own, or have owned at any time during the past five years, directly or indirectly, any shares of the stock of Target.

     12. The payment of cash in lieu of fractional shares of Parent stock, if any, is solely for the purposes of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration.

     13. The payment of cash in lieu of fractional shares of Parent stock, if any, will not, in the aggregate, exceed one percent of the total fair market value of the consideration that will be received by the holders of Target stock in the Merger. No Target stockholder will receive cash in an amount greater than the fair market value of one share of Harrah's Common Stock.

     14. None of the compensation received by any stockholder-employee of Target will be separate consideration for, or allocable to, any of their shares of Target stock; none of the shares of Parent stock received by any stockholder-employee of Target will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employee of Target will be for services actually rendered and will be commensurate with amounts that would be paid to third parties bargaining at arm's-length for similar services.

     15. Neither Parent nor Merger Sub is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     16. Prior to and at the time of the Merger, Parent will own all of the issue and outstanding stock of Merger Sub and will be in control of Merger Sub within the meaning of Section 368(c) of the Code. Merger Sub was formed for the sole purpose of participating in the Merger.

     17. Parent has no plan or intention to cause or permit Target to issue additional shares of its stock after the Merger that would result in Parent losing control of Target within the meaning of Section 368(c) of the Code.

     18. Merger Sub will have no liabilities assumed by Target, and will not transfer to Target in the Merger any assets subject to liabilities.

     19. In the Merger, shares of Target stock representing control of Target, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of Parent. For purposes of this representation, shares of Target stock exchanged for cash or other property originating with Parent will be treated as outstanding Target stock at the Effective Time. Further, no liabilities of Target or the Target stockholders will be assumed by Parent, nor will any of the Target stock be subject to any liabilities.

     20.   There will be dissenter's rights in the Merger.

     21. Following the Merger, Target will hold at least 90 percent of the fair market value of its net and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Merger Sub's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by the Merger Sub or Target to dissenters, amounts paid by Merger Sub or Target to shareholders of Target who receive cash or other property (including in lieu of fractional share interests of Parent stock), amounts used by Merger Sub or Target to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Target will be included as assets of Target of Merger Sub, respectively, immediately prior to the Merger.

           Skadden, Arps and Latham & Watkins may rely, without further inquiry, on the accuracy of the foregoing representations for purposes of rending their respective Tax Opinions and the undersigned hereby consents to Skadden, Arps and Latham & Watkins referencing this certificate in their respective Tax Opinions. Parents will promptly and timely notify Skadden, Arps and Latham & Watkins if it is discovered that any of the above certifications ceases to be true, correct and complete at or prior to the Effective Time.

           In WITNESS WHEREOF, the undersigned, on behalf of Parent and Merger Sub signed this certificate this __________ day of ____________, 1998.

                                        HARRAH'S ENTERTAINMENT, INC.

                                        By: ___________________________________
                                            Name:
                                            Title


                                        HEI ACQUISITION CORP. III

                                        By: ___________________________________
                                            Name:
                                            Title